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                                                                   EXHIBIT 10.50


                          LOGISTICS SERVICES AGREEMENT

        THIS LOGISTICS SERVICES AGREEMENT ("Agreement") is made and entered into as this ____ day of ___________, 1998, by and between DECORA, INCORPORATED, a Delaware corporation ("DECORA"), and FEDERAL WHOLESALE GROUP, INC., an Ohio corporation ("CONTRACTOR").

                                   WITNESSETH

        WHEREAS, DECORA is in the business of manufacturing and selling Products and wishes to the secure transportation management services described in Section II and in the attached Schedules, as the same may be amended from time to time by mutual written agreement of the Parties ("Transportation Services") and the warehouse management services described in Section III and in the attached Schedules, as the same may be amended from time to time by mutual written agreement of the Parties ("Warehouse Services") (Transportation Services and Warehouse Services are referred to collectively herein as "Services") in connection with the transportation and warehousing of DECORA'S Products;

        WHEREAS, CONTRACTOR will secure or has available facilities, space and/or personnel at specified warehouse locations identified in Section 1.1(a) below and in any Schedules hereto, including as Section 1.1(a) or such Schedules hereafter may be amended or supplemented from time to time (the "Designated Locations");

        WHEREAS, DECORA is willing to contract with CONTRACTOR to secure Services in accordance with the terms and conditions set forth below and in the Appendices and Schedules hereto;

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

I.      DUTIES OF THE PARTIES, GENERALLY

1.1     Duties of the Contractor.

        a. CONTRACTOR shall have the following duties (in addition to other rights and obligations specified herein):

               i. Designated Locations. CONTRACTOR will secure two DESIGNATED LOCATIONS, one located in the State of California at a facility that is mutually acceptable to the Parties (the "West Coast Facility") and the other located at 125 Lena Drive, Aurora, Ohio 44202 (the "Aurora Facility"), for the providing of Services to DECORA in connection with the distribution of Products, as provided for in Section II below.

               ii. Services. CONTRACTOR will provide Services to DECORA in connection with the transportation and warehousing of DECORA'S Products, as provided for in Section II and Section III below and in the Schedules attached hereto.

               iii. Equipment. CONTRACTOR will secure the Funded Equipment for providing Services at each DESIGNATED LOCATION, in accordance with Section III and Section IV below.

               iv. Expenses. CONTRACTOR shall be responsible for paying all costs and expenses associated with:

                      securing, managing, and providing Transportation Services;

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                      securing, maintaining and operating the DESIGNATED
                      LOCATIONS;

                      providing the Services; and

                      securing, maintaining, replacing and operating the Funded Equipment.

               v. Other Obligations. Contractor shall fulfill such other obligations and responsibilities as are set forth in this Agreement, and as DECORA and CONTRACTOR hereafter may agree in a writing signed by both parties.

1.2     Duties of Decora.

        DECORA will have the following duties (in addition to the other rights and obligations specified herein):

        a. Contractor Fees. Beginning on the date of this Agreement, DECORA shall be obligated to pay the Contractor Fees provided for in Section IX below.

        b. Best Efforts to Conform to Initial Projections. During the Term of this Agreement, DECORA shall use its reasonable best efforts to ensure that the volume of Products it delivers annually to each DESIGNATED LOCATION is consistent with or greater than the volume levels specified on Schedule B, at page number 35 (of 52).

II.     TRANSPORTATION SERVICES

        Subject to the provisions of this Agreement, CONTRACTOR agrees to secure and arrange transportation of DECORA'S Products, as shown in the this Section II and in the Schedules attached hereto, and otherwise to provide Transportation Services. Such Transportation Services provided by CONTRACTOR shall include (in addition to other obligations specified herein):

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2.1     Carrier Selection, Contracting, Scheduling, and Shipment Routing.

        Selection of and arrangements with all rail, ocean, air, or motor carriers ("Carrier" or "Carriers") to provide the actual transportation of DECORA'S Products from origin to destination as required by DECORA and consistent with the agreed-upon cost and Service Levels, including contracting with Carriers, scheduling, routing, mode selection, freight consolidation, cross-docking, and LTL services;

2.2     Freight Payment.

        Auditing and payment of all freight bills and invoices issued by or received from or on behalf of Carriers;

2.3     Shipment Management, Tracking and Performance Monitoring.

        a. Providing shipment tracking and reporting services until delivery/final receipt of the Products;

        b. Providing all operating and administrative support as necessary to manage and complete all Transportation Services;

        c.     Providing information systems interfacing/EDI communications; and

        d. Managing exceptions (such as managing breakdowns in transit or emergency shipments, and managing loss, damage, and claims with Carriers).

2.4     Other Necessary Services.

        Such other related services as may be mutually agreed upon in writing, for which appropriate charges will be determined.

III.    WAREHOUSE SERVICES

3.1     General Warehouse Services.

        Subject to the provisions of this Agreement, CONTRACTOR agrees to provide DECORA with the Services, including but not limited to those necessary for the receiving and unloading of Products at the warehouse door, placing Products in storage, maintaining and safeguarding the Products, conducting inventories of the Products, organizing the Products, order-picking, returning the Products to the warehouse door, loading outbound trailers, and providing the necessary facilities, sanitation, equipment, security, labor and supervision to properly conduct such activities, including, but not limited to, inventory management, inspection, processing, packaging, pallet building, labeling, EDI and other communications, and outbound shipping management, all as set forth or indicated in Schedule B. Any changes in the scope of Services provided hereunder, including any change in the DESIGNATED Locations set forth in Schedule B, may only be made by mutual written agreement signed by both parties.

3.2     Facilities.

        a. CONTRACTOR shall be responsible for leasing all facilities at the DESIGNATED LOCATIONS and shall hold such leases in its name. DECORA shall have the right to approve the terms of all leases; provided that (i) the terms of that certain "Lease" dated as of August 10, 1990, by and between


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CONTRACTOR and DDE Investments Corporation, as amended by that certain "First
Amendment of Lease" dated as of April 25, 1993, by and between Contractor and Developers Diversified Realty Corporation, as successor-in-statement to DDE Investments Corporation, and as further amended by that certain "Second Amendment to Lease" dated as of January 21, 1994, by and between CONTRACTOR and Developers Diversified Realty Corporation, as successor-in-interest to DDE Investments Corporation, for the Aurora Facility (the "Aurora Lease") are hereby approved and (ii) any such required approval shall not be unreasonably withheld. CONTRACTOR shall have primary responsibility for site selection and facility maintenance activities. CONTRACTOR shall be solely responsible for any and all damages, losses, liabilities, obligations, costs and expenses (including attorneys' fees) which CONTRACTOR suffers or incurs as a result of any act or omission of its employees, agents or subcontractors, including any such act or omission which results in a breach of a lease by CONTRACTOR; provided, however, that the forgoing shall not apply if CONTRACTOR'S breach of any lease is caused primarily by DECORA'S acts or omissions in breach of this Agreement. The parties will append separate addenda to this Agreement for each new Designated Location that is to be governed by this Agreement's terms, which addenda will become a part of this Agreement and will set forth any facility-specific terms or conditions for such new DESIGNATED LOCATION.

        b. The CONTRACTOR shall not enter into any further leases in connection with this Agreement, and shall not amend, supplement, modify or otherwise alter any leases into which it already has entered (including, but not limited to, the Aurora Lease) in any manner that could, may, or will alter, increase, add to, or otherwise affect any rent or any other monetary obligations of any kind or description for which such lease provides, without the prior, express, written consent of DECORA (which consent shall not be unreasonably withheld).

        c. CONTRACTOR shall initially provide storage space in the DESIGNATED LOCATIONS as indicated in Schedule B attached hereto (the "Initial Storage Space"), which shall be used exclusively for the storing and handling of Products delivered to the DESIGNATED LOCATIONS, and throughout the term hereof shall provide approximately 30,000 square feet of storage space at the West Coast Facility and approximately 60,000 square feet at the Aurora Facility. In the event the parties hereafter mutually agree in a writing signed by both parties to increase the amount of space dedicated to the storing and handling of Products (as compared to the Initial Storage Space), DECORA shall pay CONTRACTOR for such additional space (the "Additional Storage Space") in accordance with the rates set forth in Schedule C hereof (or such other rates to which DECORA and CONTRACTOR may agree in writing), and the Additional Storage Space shall become subject to the other terms and conditions of this Agreement.

3.3     Equipment.

        The Parties will agree, which agreement shall not be unreasonably withheld, to the categories of equipment and amounts of equipment within such categories that shall constitute the Funded Equipment required to provide the Services at the Service Levels referred to in Section VI below. (A preliminary list of such categories and amounts of equipment is included in Schedule B and a definitive list shall be added to and become part of Schedule B promptly after the Parties agree and, in any event, not later than June 30, 1999, and may be amended from time to time thereafter by mutual agreement of the Parties.) Once the Parties have agreed as to the categories and amount of equipment that constitute the Funded Equipment, CONTRACTOR shall obtain such Funded Equipment within those categories, consistent with the Parties' agreement. CONTRACTOR shall be responsible for purchasing or leasing equipment and other assets to be used in CONTRACTOR'S performance of Services hereunder and shall hold any such leases, and shall hold title of any equipment so purchased, in CONTRACTOR'S name; provided, however, that CONTRACTOR shall be responsible for leasing or purchasing (as applicable) the equipment set forth on Schedule B.

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3.4     Inventory Management System.

        a. CONTRACTOR agrees to maintain a total, perpetual inventory system reasonably satisfactory to DECORA for all Products stored in each Designated Location and to permit DECORA personnel reasonable access to the Designated Locations in order to inspect the facility, the inventory and records related thereto, as well as to conduct a physical inventory of Products during normal business hours. All shipments of inbound Products will be checked for over, short and damaged items (OS&D) and all OS&D items will be so designated on DECORA'S receiving reports and Carrier's delivery receipts. In the event of a discrepancy between DECORA'S documentation of Products inventory and CONTRACTOR'S on-line documentation of Products inventory or the physical inventory of Products, CONTRACTOR shall provide documentation to DECORA to reconcile the discrepancy to DECORA'S documentation, by taking the last agreed upon Products inventory records and all subsequent inbound and outbound records.

        b. At the conclusion of each cycle count and/or physical inventory of the Products at the DESIGNATED LOCATIONS, CONTRACTOR shall identify and notify DECORA of any variances in the inventory of the Products.

               i. Cycle counts shall be performed continuously at each DESIGNATED Location, and each SKU shall be cycle counted at least twice each year; and

               ii. Physical inventory counting shall be performed at least once a year at each DESIGNATED LOCATION, if requested by DECORA.



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3.5     Other Warehouse Services.

        a. No Products shall be delivered or transferred from a DESIGNATED LOCATION except upon receipt by CONTRACTOR of written or electronic instructions from DECORA or upon instructions by telephone from DECORA in accordance with its prior written or electronic authorization.

        b. CONTRACTOR may refuse to accept any Products that, in the reasonable judgment of CONTRACTOR, would cause contamination or damage to other Products stored in the DESIGNATED LOCATIONS, and shall immediately notify DECORA of such refusal in writing, setting forth in reasonable detail the basis for CONTRACTOR'S judgment as contemplated above. In the event DECORA disputes CONTRACTOR's judgment, the dispute shall be resolved in accordance with Section
18.2 or as CONTRACTOR and DECORA hereafter otherwise may agree in writing.

3.6     Compliance with Leases and Agreements.

        CONTRACTOR covenants that it shall comply in all material respects with
(a) all leases relating to the DESIGNATED LOCATIONS (including the Aurora Lease, any other lease for the Aurora Facility, and any lease for the West Coast Facility), and (b) all leases relating to, and all agreements for the purchase of, any Funded Equipment.

IV.     FACILITIES, EQUIPMENT, AND SOFTWARE

4.1     Facilities/Designated Locations

        CONTRACTOR shall meet the following minimum standards with respect to each DESIGNATED LOCATION (and shall satisfy all other obligations of CONTRACTOR specified herein):

               a. provide adequate and suitable land and buildings for all aspects of the Services;

               b. provide all necessary utilities for delivering the Services, including water, heat, electricity, natural gas, air and other supplies;

               c. provide adequate storage and handling space for all materials and supplies needed for receiving, storing, conducting inventories of, and distributing the Products;

               d. provide adequate security, including outdoor lighting and alarm systems;

               e. provide fire protection system in accordance with NFPA and all other governmental requirements, whichever is more stringent, provided that DECORA will be responsible for the cost of any upgrade to the DESIGNATED LOCATIONS necessary to meet such regulations;

               f. provide adequate maintenance, sanitation, and janitorial services;

               g. possess all licenses and permits required by local, state or federal laws, rules, or regulations.

4.2     Use of Designated Locations.

        a. CONTRACTOR shall not materially alter or modify the DESIGNATED LOCATIONS without the prior, express written consent of DECORA (which consent shall not be unreasonably withheld).

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        b.     Except as set forth in Schedule B hereto or as otherwise
expressly agreed to by DECORA in writing, the CONTRACTOR shall use the Initial Storage Space and any Additional Storage Space at each DESIGNATED LOCATION solely for storage of DECORA'S Products and the performance of Services for DECORA.

4.2A    Limitation on Logistics Services for Competitors.

        CONTRACTOR agrees that, during the Term of this Agreement, it shall not perform logistics services in respect of any goods that are (or any persons who are) competitive with the Products or with DECORA.

4.3     Transfer Rights With Respect to Certain Designated Locations.

        a. Upon termination of this Agreement prior to expiration of the Term, the CONTRACTOR and DECORA agree that with respect to the West Coast Facility, the CONTRACTOR shall assign its rights as lessee under the applicable lease to DECORA (including any purchase options provided for therein) and DECORA will either (i) assume such lease and all of CONTRACTOR'S liabilities thereunder, or (ii) pay to CONTRACTOR an amount equal to CONTRACTOR'S then remaining liabilities thereunder (with respect to the Initial Storage Space and any Additional Storage Space that DECORA and CONTRACTOR agreed prior to the termination of this Agreement would be used at the West Coast Facility for purposes of warehousing DECORA'S Products); provided, however, that this assignment, assumption, or payment shall not occur if a material default exists under the applicable lease for the West Coast Facility (unless DECORA, in its sole discretion, gives its express, written consent to such assignment, after DECORA receives written notice that the default exists).

        b. Upon expiration of the Term of this Agreement, the CONTRACTOR and DECORA agree that with respect to the West Coast Facility, the CONTRACTOR will, at DECORA'S option (exercisable on or prior to the ninetieth (90th) day prior to the date of such expiration), assign its rights as lessee under the applicable lease to DECORA (including any purchase options provided for therein), in which event DECORA will either (i) assume such lease and all of CONTRACTOR'S liabilities thereunder, or (ii) pay to CONTRACTOR an amount equal to CONTRACTOR'S then remaining liabilities thereunder (with respect to the Initial Storage Space and any Additional Storage Space that DECORA and CONTRACTOR agreed prior to the expiration of this Agreement would be used at the West Coast Facility for purposes of warehousing DECORA'S Products).

        c. If DECORA assumes the applicable lease of the West Coast Facility pursuant to Sections 4.3(a) or 4.3(b), at DECORA'S option (exercisable (x) in the case of Section 4.3(a), on or prior to the date upon which this Agreement terminates, or (y) in the case of Section 4.3(b), concurrently with the 90-day notice specified therein), it can require Contractor to sublet, and upon the exercise of such option CONTRACTOR shall sublet (to the extent permitted by the applicable lease of the West Coast Facility), any space at the West Coast Facility in excess of that Initial Storage Space and any Additional Storage Space that DECORA and CONTRACTOR agreed prior to termination or expiration of this Agreement (as the case may be) would be used for purposes of warehousing DECORA'S Products. The rent and other obligations CONTRACTOR shall owe to DECORA under such sublease each month shall be equal to the difference between (i) the total amount of rent and other obligations owed by the tenant under the lease for such month, and (ii) the total amount of rent and other obligations owed by the tenant for such month with respect to that Initial Storage Space and any Additional Space that DECORA and CONTRACTOR agreed prior to the expiration or termination of this Agreement would be used at the West Coast Facility for purposes of warehousing DECORA'S Products. CONTRACTOR will use its best efforts to cause the applicable lease of the West Coast Facility to permit such sublease to occur.

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        d.     CONTRACTOR covenants that any and all rights it assigns as lessee under the applicable lease described in Section 4.3 above, and any and all rights and property interests of any kind or description to which the lessee under such applicable lease is or may be entitled, shall be free and clear of any and all liens, claims, security interests and encumbrances of any kind or description of CONTRACTOR or of any third party (except for CONTRACTOR'S then remaining liabilities to the landlord under such applicable lease); provided, however, that notwithstanding any other term or provision of this Agreement (including, without limitation, Sections 4.3(a)), following any assignment to DECORA by CONTRACTOR of any lease pursuant to this Agreement, DECORA shall retain any and all claims, actions, demands, or causes of action it then has or may have as against CONTRACTOR, including, but not limited to, any claims, actions, demands, or causes of action arising from or relating to any breach by CONTRACTOR of any such lease or of this Agreement.

4.4     Equipment.

        The DESIGNATED LOCATIONS shall be equipped by CONTRACTOR to provide the Services at the Service Levels referred to in Section VI below.

4.5     Funded Equipment.

        CONTRACTOR shall provide an inventory of all Funded Equipment to DECORA as and when DECORA may request and, in any event (whether or not DECORA so requests) at the end of each calendar year during the Term, which inventory shall be updated by CONTRACTOR from time to time to reflect changes to such inventory. CONTRACTOR shall maintain Funded Equipment in good operating condition (subject to reasonable wear and tear); and should CONTRACTOR decide to sell any items of Funded Equipment owned by the CONTRACTOR, it shall first offer in writing to sell the same to DECORA at a price calculated in accordance with
Section 4.6(a)(i), leaving such offer open for thirty (30) days after notice thereof is received by DECORA.

4.6     Transfer Rights With Respect to Certain Funded Equipment.

        a. Upon termination of this Agreement prior to the expiration of the Term, the CONTRACTOR and DECORA agree:

               i. with respect to any Funded Equipment which the CONTRACTOR has purchased, DECORA shall purchase the same at a value equal to that portion of the purchase price of such Funded Equipment which has not already been recovered by the CONTRACTOR from DECORA through the Contractor Fees charged to DECORA hereunder, plus any costs relating to the disassembly and transfer to DECORA of such Funded Equipment; provided, however, that this purchase shall not occur if a material default exists under the applicable contract of purchase or financing for such Funded Equipment (unless Decora, in its sole discretion, gives its express, written consent to such purchase, after DECORA receives written notice that the default exists).

               ii. with respect to Funded Equipment which the CONTRACTOR has leased or licensed, the CONTRACTOR shall assign its rights as lessee or licensee, as the case may be, under the applicable leases or licenses to DECORA (including any purchase options or other appurtenant rights provided for therein or related thereto) and DECORA will assume such lease and all of CONTRACTOR'S liabilities thereunder and pay any costs relating to the disassembly and transfer to DECORA of such Funded Equipment; provided, however, that this assignment, assumption, and payment shall not occur if a material default exists under the applicable license or lease for such Funded Equipment (unless DECORA, in its sole discretion, gives its express, written consent to such assignment, after DECORA receives written notice that the default exists).

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        b.     Upon expiration of the Term of this Agreement, the CONTRACTOR and
DECORA agree:

               i. with respect to any Funded Equipment which the CONTRACTOR has purchased, DECORA, at DECORA'S option (exercisable on or before the ninetieth (90th) day prior to the date of such expiration), may purchase the same at a value equal to that portion of the purchase price of such Funded Equipment which has not already been recovered by the CONTRACTOR from DECORA through the Contractor Fees charged to DECORA hereunder, plus any costs relating to the disassembly and transfer to DECORA of such Funded Equipment.

               ii. with respect to Funded Equipment which the CONTRACTOR has leased or licensed, the CONTRACTOR will, at DECORA'S option (exercisable on or before the ninetieth (90th) day prior to the date of such expiration), assign its rights as lessee or licensee, as the case may be, under the applicable leases or licenses to DECORA (including any purchase options or other appurtenant rights provided for therein or related thereto), in which event DECORA will assume such lease and all of CONTRACTOR'S liabilities thereunder and pay any costs relating to the disassembly and transfer to DECORA of such Funded Equipment.

        c. CONTRACTOR covenants that it shall sell and convey the Funded Equipment and any other equipment that DECORA purchases pursuant to Sections 4.6(a) or 4.6(b) or otherwise, and shall assign any lease or license to which Sections 4.6(a) or 4.6(b) refer, free and clear of any and all liens, claims, security interests, and encumbrances of any kind or description of CONTRACTOR or of any third party, except for CONTRACTOR'S liabilities under the leases of such Funded Equipment; provided, however, that notwithstanding any other term or provision of this Agreement (including, without limitation, Sections 4.6(a) and 4.6(b)), following any assignment to DECORA by CONTRACTOR of any license or lease pursuant to this Agreement, and following any sale by CONTRACTOR to DECORA of Funded Equipment or other equipment, DECORA shall retain any and all claims, actions, demands, or causes of action it then has or may have as against CONTRACTOR, including, but not limited to, any claims, actions, demands, or causes of action arising from or relating to any breach by CONTRACTOR of any such lease, or any such contract of purchase, or of this Agreement.

4.7     Computer Equipment and Software.

        CONTRACTOR shall obtain computer equipment and software for the DESIGNATED LOCATIONS which are compatible for EDI exchange with equipment and software of the CONTRACTOR and of DECORA, are sufficient to support the Services as provided for herein, and otherwise are acceptable to DECORA. CONTRACTOR shall cooperate and communicate with DECORA to acquire and implement any programs and software (and/or changes therein) necessary or desirable for the purpose of fulfilling this Agreement; provided, however, that any changes that affect the CONTRACTOR'S cost of providing the Services may require rate adjustments to be agreed upon by both Parties. The CONTRACTOR shall arrange for and provide (at no expense to DECORA) to DECORA or its designee any software licenses or other licenses (on a non-exclusive and royalty-free basis) to enable DECORA or its designee to operate programs and software utilized by the CONTRACTOR in connection with any Services, at any location deemed appropriate or necessary by DECORA if permitted by the licensors thereof.

V.      SERVICES OF CONTRACTOR

5.1     Work Standards.

        CONTRACTOR represents, warrants, and covenants that the Services can be rendered and shall be rendered with promptness and diligence and shall be executed in a workmanlike manner, at least in accordance with the practices and professional standards used in other well-managed facilities

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performing similar services on a national basis and, in any event, at or above the Service Levels referred to in Section VI below. CONTRACTOR represents that it shall use adequate numbers of individuals of suitable ability and qualifications (i.e., sufficient training, education, experience, and skill) to perform the Services at or above the Service Levels.



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5.2     Maintenance.

        a. CONTRACTOR represents, warrants, and covenants that it shall maintain the DESIGNATED LOCATIONS, Funded Equipment and software so that they operate in accordance with their specifications, including:

               i. maintaining the Funded Equipment in good operating condition, subject to normal wear and tear,

               ii. undertaking repairs and preventive maintenance on the Funded Equipment in accordance with the applicable equipment manufacturer's recommendations,

               iii. performing software maintenance in accordance with the applicable software vendor's documentation and recommendations, and

               iv. undertaking repairs to and preventative maintenance of the DESIGNATED LOCATIONS to comply with the requirements of this Agreement or as typically performed by well-managed facilities providing similar services on a national basis, whichever requirements are more stringent.

5.3     Downtime.

        CONTRACTOR shall maintain a sufficient stock of replacement parts, based on appropriate failure statistics for parts most likely to fail, for material handling equipment, computer hardware/software, and telecommunications facilities. Further, CONTRACTOR shall provide its own expert repair personnel or contract for outside expert help necessary to make repairs, in the event of a breakdown. CONTRACTOR shall provide the above parts and expert labor necessary to ensure that the duration of any material handling outage or other breakdown or interruption of Services will not exceed (12) hours.

5.4     Compliance with Governmental Requirements.

        CONTRACTOR represents that CONTRACTOR presently is in compliance in all material respects with, and covenants that CONTRACTOR shall at all times during the Term hereof comply in all material respects with, all laws, rules and regulations of all federal, state, local and municipal authorities having jurisdiction at any time in effect and applicable to the performance of any Services, including, but not limited to, those concerning health, safety, building codes, workers' compensation premiums, wages and hours, labor relations, equal opportunity, non-discrimination, immigration, importation and exportation, trade regulation, taxation and environmental protection.

5.5     Employees and Management.

        a. CONTRACTOR shall be responsible for providing all labor and management necessary to provide the Services at each DESIGNATED LOCATION including, but not limited to, their salaries, benefits, vacation pay, severance benefits, and compliance with all applicable safety, health, employee benefit, labor and other related laws and regulations; and such persons shall be employees, independent contractors or agents (as the case may be) of CONTRACTOR and not of DECORA.

        b. No DECORA employee shall be transferred to employment with CONTRACTOR as a result of this Agreement (except under the circumstances of Section 5.5(c)).

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        c.     CONTRACTOR and DECORA shall refrain from hiring personnel of the other during the Term of this Agreement and for a period of two (2) years thereafter, except (i) as otherwise agreed by DECORA or CONTRACTOR as the case may be or (ii) if this Agreement is terminated by DECORA pursuant to Section 12.4(a), or otherwise as a result of a breach by CONTRACTOR of this Agreement, then DECORA may hire personnel of CONTRACTOR.

VI.     SERVICE LEVELS

6.1     General.

        a. Time is of the essence with respect to the providing of Transportation Services and Warehouse Services, including, but not limited to, commencement thereof at the DESIGNATED LOCATIONS.

        b. CONTRACTOR shall secure the DESIGNATED LOCATIONS and commence to provide Services for DECORA at each of the specified DESIGNATED LOCATIONS no later than the dates mentioned below (hereinafter referred to as "Start Date") for each DESIGNATED LOCATION:

               i.     October 1, 1998 for the Aurora Facility; and

               ii.    November 16, 1998 for the West Coast Facility.

        c. CONTRACTOR shall perform the Services at least at the Service Levels described in Schedule B. In any event, the CONTRACTOR shall perform the Services with at least the same standard of care and degree of accuracy, quality, completeness, timeliness and responsiveness as is typically provided by logistics service providers providing similar services on a national basis.

6.2     Failure to Perform.

        a.     If the CONTRACTOR fails to meet the Start Date as specified in
Section 6.1 above or if CONTRACTOR fails to perform all Services at least at the Service Levels (other than any such failure that is caused primarily by acts or omissions (x) of DECORA that constitute a breach of this Agreement or (y) of DECORA'S outside suppliers and that, if done by DECORA, would constitute a breach of this Agreement), the CONTRACTOR shall:

               i. promptly investigate and report to DECORA on the causes of the problem;

               ii. use its best efforts to correct the problem and to begin meeting the Start Date or Service Levels as soon as possible; and

               iii. advise DECORA as and to the extent requested by DECORA of the status of remedial efforts being undertaken with respect to such problem.

        b. Notwithstanding anything in this Agreement to the contrary, nothing herein shall alter or affect any rights or remedies DECORA has, or may have, under this Agreement as a result of any failure of CONTRACTOR to perform in accordance with this Agreement.

        c. If (i) the CONTRACTOR fails to commence Transportation Services and Warehouse Services at the DESIGNATED LOCATION within 60 days following the Start Date, as specified in Section 6.1 above, or (ii) the events described in
Section 12.4(b)(ii) occur (unless such failure under (i) or (ii) is caused primarily by acts or omissions (x) of DECORA that constitute a breach of this Agreement or (y) of DECORA'S outside suppliers and that, if done by DECORA, would constitute a breach of this

Agreement), DECORA may terminate this Agreement as provided in Section XII and seek any monetary and non-monetary remedies available to DECORA under this Agreement or at law or in equity.

        d. If the CONTRACTOR fails to perform all Services at least at the Service Levels set forth in Schedule B and such failure continues without cure for a period of 60 days following receipt of notice from DECORA as to the CONTRACTOR'S failure (other than any such failure that is caused primarily by acts or omissions (x) of Decora that constitute a breach of this Agreement or
(y) of DECORA'S outside suppliers and that, if done by DECORA, would constitute a breach of this Agreement), DECORA may terminate this Agreement as provided in
Section XII and seek any monetary and non-monetary remedies available to DECORA under this Agreement or at law or in equity.

6.3     Periodic Reviews of Service Levels.

        Within six (6) months after the date of this Agreement, and at least every three months after the end of such six (6) month period, DECORA and the CONTRACTOR shall review the Service Levels and shall make adjustments or additions to them as may be appropriate to reflect improved performance capabilities associated with advances in the methods or technology used to perform the Services. The Parties shall jointly determine and agree on any adjusted or additional Service Levels, including Service Levels to be added to Schedule B.

6.4     Measurement and Monitoring Tools.

        CONTRACTOR shall implement measurement and monitoring tools and procedures that are reasonably acceptable to DECORA and that are sufficient to measure, report, and compare the CONTRACTOR'S performance of the Services as against the applicable Service Levels. Such measurement and monitoring shall permit reporting at a level of accuracy and detail at least as great as that typically provided by well-managed facilities providing similar services on a national basis and, in any event, sufficient to verify CONTRACTOR'S compliance with each of the Service Levels. Such tools and procedures, and the documentation and data generated thereby, shall be subject to audit by DECORA as and when DECORA reasonably deems appropriate. The CONTRACTOR shall provide DECORA and its designees with such access to the tools and procedures and any documentation or data created thereby as DECORA may reasonably request.

6.5     Continuous Improvement.

        CONTRACTOR shall on a continuous basis, as a part of its total quality management process, identify and, after prior consultation with and approval of DECORA, implement procedures that will improve the Service Levels. Such procedures shall include, but not be limited to, proven procedures from the CONTRACTOR'S installations (i.e., "Best Practices") that would benefit DECORA'S business either operationally or financially; provided, however, that any changes or improvements that affect the CONTRACTOR'S cost of providing the Services may require increases or decreases in rates, which increases or decrease in rates are to be agreed upon by both Parties.

6.6     Transition Period.

        CONTRACTOR shall cooperate with DECORA and use its best efforts to carry out the transition of Services from DECORA'S current warehousing/distribution facilities to the DESIGNATED LOCATIONS in a manner so as to minimize the overall costs and expenses incurred by DECORA under this Agreement and under its obligations to the warehousing/distribution facilities from which the Services are being transferred, and to meet the Start Dates referred to in Section 6.1 above.

VII.    ANNUAL WAREHOUSE OPERATING BUDGET

7.1     Annual Warehouse Operating Budget.

        a. Beginning with the calendar year 2000 (unless the Parties mutually agree that CONTRACTOR should prepare a budget for a portion of 1999), CONTRACTOR shall prepare a yearly budget of operating expenses (the "Annual Warehouse Operating Budget") for each calendar year or portion thereof included in the Term, including a separate budget for each DESIGNATED LOCATION, to cover Warehouse Services. The Annual Warehouse Operating Budget will be limited to the categories of expenses listed in Schedule C. Ninety (90) days prior to the start of each new calendar year, the Parties will negotiate in good faith and agree to a new Annual Warehouse Operating Budget for the coming year, to reflect their best estimates of the expenses for said year included in the categories in Schedule C; provided, however, the Parties agree to use their best efforts to limit expenses to the least amount reasonably practicable in light of the prior year's actual expenses for Warehouse Services (adjusted for volume and operating improvements) and consistent with the quality and level of Services required herein. Such Annual Warehouse Operating Budget shall set forth up to five (5) operating assumptions (such as total volume, average order size, lines per order and percent case pick for each DESIGNATED LOCATION) that the Parties agree are so critical to the Annual Warehouse Operating Budget that significant variances in any one or more of them would necessitate revisions to such budget (the "Key Warehouse Budget Parameters"). During the Term of this Agreement, each of the Parties shall make a reasonable effort to adhere to the Key Warehouse Budget Parameters to the greatest extent commercially practicable. In the event the Parties are unable to agree on the Annual Warehouse Operating Budget prior to the beginning of the applicable calendar year:

               i. until such time as the Parties agree to the same (or any dispute between the Parties concerning the Annual Warehouse Operating Budget is resolved under Section 7.1(a)(ii) below), the Annual Warehouse Operating Budget (adjusted for volume and operating improvements) for each DESIGNATED LOCATION shall consist of the lesser of:

                      (A) the Annual Warehouse Operating Budget for the previous calendar year for such DESIGNATED LOCATION; or

                      (B) a budget consisting of the Actual Fixed Warehouse Expense and Actual Variable Warehouse Expense for the previous calendar year for such DESIGNATED LOCATION.

               ii. if the Parties are not able to agree on the annual Warehouse Operating Budget for any DESIGNATED LOCATION prior to the start of such calendar year:

                      (A) the Parties immediately will select an accounting firm not currently engaged by either Party to resolve any disputed items within such Annual Warehouse Operating Budget, with instructions to resolve such items within 30 days after the commencement of such calendar year. The fees of such firm shall be borne equally by the Parties; and

                      (B) once the Parties have agreed on the Annual Warehouse Operating Budget for such calendar year, CONTRACTOR and DECORA will make adjustments to any Contractor Fees that have been paid from the beginning of such year until the date the Parties select upon which such mutually acceptable Annual Warehouse Operating Budget for such calendar year is to take effect, to ensure that all Contractor Payments for such period conform to the amounts that otherwise would have been paid had the Annual Warehouse Operating Budget for such year been in effect on and from the beginning of such calendar year.

7.2     Annual Warehouse Operating Budget Changes, Exclusions and Limitations.

        a. Changes. DECORA and CONTRACTOR must approve any changes to an Annual Warehouse Operating Budget, the amounts of Budgeted Fixed Warehouse Expenses, Budgeted Warehouse Unit Volume, Budgeted Variable Warehouse Expenses, and Budgeted Variable Warehouse Expense Rates in writings signed by both of them. If, during the period covered by such Annual Warehouse Operating Budget, any of the Key Warehouse Budget Parameters are shown to each Party's reasonable satisfaction to have been materially inaccurate (as compared to the actual results of budgeted Warehouse Services during such period), the Parties will negotiate in good faith to make such changes as they may agree are appropriate in the Annual Warehouse Operating Budget and in such Key Warehouse Budget Parameters to avoid a penalty or windfall for either Party that the Parties reasonably could not or would not have anticipated. (For example, if the actual total volume of Products at either DESIGNATED LOCATION is substantially higher or lower than the Budgeted Warehouse Unit Volume for such DESIGNATED LOCATION, then the Budgeted Fixed Warehouse Expenses for such DESIGNATED LOCATION will be decreased or increased accordingly.)

        b. Exclusions. The Annual Warehouse Operating Budget shall not include (and DECORA shall not in any event be required to pay) the following:

               i. any uninsured or under-insured losses, damages or liabilities, whether to the Products, the DESIGNATED LOCATIONS, the Funded Equipment, for personal injury or property damages, or otherwise;

               ii. any penalties or fines imposed or assessed against or paid by CONTRACTOR, unless the same were caused primarily by (x) the acts or omissions of DECORA that constitute a breach of this Agreement or (y) of DECORA's outside suppliers and that, if done by DECORA, would constitute a breach of this Agreement; and;

               iii. the costs of Products lost or damaged at any DESIGNATED LOCATION;

               iv. any detention or demurrage costs, expenses or losses incurred by CONTRACTOR, unless the same were caused primarily by acts or omissions (x) of DECORA that constitute a breach of this Agreement or (y) of DECORA'S outside suppliers and that, if done by DECORA, would constitute a breach of this Agreement; and

               v. the cost of replacement for items of Funded Equipment which suffer a casualty or loss of any kind, unless the same were caused primarily by acts or omissions (x) of DECORA that constitute a breach of this Agreement or (y) of DECORA'S outside suppliers and that, if done by DECORA, would constitute a breach of this Agreement.

Notwithstanding the foregoing, DECORA will offer a spoils allowance to each of its customers (and, for all purposes in this Agreement, DECORA's "customers" shall not include the CONTRACTOR).

7.3     Expense Records.

        CONTRACTOR shall maintain and provide to DECORA detailed expense records for each category of expenses contained in the Annual Warehouse Operating Budget and Schedule C. CONTRACTOR shall provide DECORA with unaudited monthly reports of such expenses. Such records shall, to the extent reasonably practicable, be made available to DECORA, including, but not limited to, for use in preparing and reviewing the Annual Warehouse Operating Budget for the coming year. The CONTRACTOR shall cooperate to enable DECORA to conduct an audit (using DECORA'S internal auditors) of the foregoing, and at DECORA'S request and expense CONTRACTOR shall provide access to its expense records to an independent certified public accountant to conduct an audit of the same.

7.4     Budgeted Fixed Warehouse Expense.

        For the purposes of determining the Annual Warehouse Operating Budget and calculating the Contractor Fees, the Parties will agree to the amount of Budgeted Fixed Warehouse Expenses required for providing services at and operating the DESIGNATED LOCATIONS for the applicable calendar year or portion thereof (the "Budgeted Fixed Warehouse Expense"). The Budgeted Fixed Warehouse Expense for a particular year (or portion thereof) shall be reflected in the Annual Warehouse Operating budget for that period; and it is understood that there may be different Budgeted Fixed Warehouse Expenses for different DESIGNATED LOCATIONS.

7.5     Budgeted Warehouse Unit Volume.

        For purposes of creating the Annual Warehouse Operating Budget and for determining the amount of Contractor Fees payable pursuant to Section IX and
Section X, below, the Parties shall cooperate to produce an estimate of the number of Products units to be processed during each calendar year of the Term at each DESIGNATED LOCATION (the "Budgeted Warehouse Unit Volume").

7.6     Budgeted Variable Warehouse Expense Rate.

        a. For the purposes of determining the Annual Warehouse Operating Budget and calculating the Contractor Fees, the Parties will agree to the amount of Budgeted Variable Warehouse Expenses required for the processing of a Products unit at the applicable calendar year or portion thereof (the "Budgeted Variable Warehouse Expense Rate"). The Budgeted Variable Warehouse Expense Rate for a particular year (or portion thereof) shall be reflected in the Annual Warehouse Operating Budget for that period; and it is understood that there may be different Budgeted Variable Warehouse Expense Rates for different DESIGNATED LOCATIONS.

        b. CONTRACTOR shall report to DECORA on its activities (such as receiving, storing, order-picking and shipping) in accordance with the timing, frequency, format and methods prescribed by DECORA in Schedule B.

        c. CONTRACTOR shall measure, compare, and report to DECORA on a monthly basis CONTRACTOR'S actual performance as against the Performance Standards set forth in Schedule B.

VIII.   ANNUAL TRANSPORTATION EXPENSES

8.1     Annual Transportation Rate Schedule.

        a. For the purposes of calculating the Transportation Profit Fees, the Parties will agree to an Annual Transportation Rate Schedule, to be set forth in Schedule C. Ninety (90) days prior to the start of each new calendar year, the Parties will negotiate in good faith and agree to a new Annual Transportation Rate Schedule for the coming year, to reflect their best estimates of the expenses for said year included in the categories in Schedule C; provided, however, the Parties agree to use their best efforts to limit expenses to the least amount reasonably practicable in light of the prior year's actual expenses for Transportation Services (adjusted for volume and consolidation improvements) and consistent with the quality and level of Services required herein. Such Annual Transportation Rate Schedule shall set forth up to three (3) operating assumptions (such as volume as to lane or mode and absence of freight surcharges for each Designated Location) that the Parties agree are so critical to the Annual Transportation Rate Schedule that significant variances in any one or more of them would necessitate revisions to such budget (the "Key Transportation Rate Parameters"). During the Term of this Agreement, each of the Parties shall make a reasonable effort to adhere to the Key Transportation Rate Parameters to the greatest extent commercially practicable.

In the event the Parties are unable to agree on the Annual Transportation Rate Schedule prior to the beginning of the applicable calendar year:

               i. until such time as the Parties agree to the same (or any dispute between the Parties concerning the Transportation Rate Schedule is resolved under Section 8.1(a)(ii) below), the Transportation Rate Schedule (adjusted for volume and consolidation improvements) for each DESIGNATED LOCATION shall consist of the lesser of:

                      (A) the Transportation Rate Schedule for the previous calendar year for such DESIGNATED LOCATION; or

                      (B) the Actual Transportation Rates incurred for the previous calendar year for such DESIGNATED LOCATION.

               ii. if the Parties are not able to agree on the Annual Transportation Rate Schedule for any DESIGNATED LOCATION by the commencement of such calendar year:

                      (A) the Parties immediately will select an accounting firm not currently engaged by either Party to resolve any disputed items within the Annual Transportation Rate Schedule, with instructions to resolve such items within 30 days after the commencement of such year. The fees of such firm shall be borne equally by the Parties; and

                      (B) once the Parties have agreed on the Annual Transportation Rate Schedule for such calendar year, CONTRACTOR and DECORA will make adjustments to any Contractor Fees that have been paid from the beginning of such year until the date the Parties select upon which such mutually acceptable Annual Transportation Rate Schedule for such calendar year is to take effect, to ensure that all Contractor Payments for such period conform to the amounts that otherwise would have been paid had the Annual Transportation Rate Schedule for such year been in effect on and from the beginning of such calendar year.

        b. CONTRACTOR and DECORA shall negotiate in good faith to reach agreement not later than December 31, 1998, on the form and content of the Annual Transportation Rate Schedule for calender year 1999.

8.2     Annual Transportation Rate Schedule Changes, Exclusions and Limitations.

        a. Changes. The Parties must approve any changes to the Annual Transportation Rate Schedule in writing. Rates may be established or amended verbally in order to meet specific shipping schedules, as mutually agreed, but such verbal rate agreements shall be reduced in writing and shall be signed by authorized representatives of both CONTRACTOR and DECORA and confirmed by telefax within no more than five (5) working days after the movement of the involved freight or else the rates described in Schedule C shall continue to apply. If, during the period covered by such Annual Transportation Rate Schedule, any of the Key Transportation Rate Parameters are shown to each Party's reasonable satisfaction to have been materially inaccurate (as compared to the actual results of the Transportation Services during such period), the Parties will negotiate in good faith to make such changes as they may agree are appropriate in the Annual Transportation Rate Schedule and in such Key Transportation Rate Parameters to avoid a penalty or windfall for either Party that the Parties reasonably could not or would not have anticipated.

        b. Exclusions. The Annual Transportation Rate Schedule shall not include (and DECORA shall not in any event be required to pay) the following:

               i. any uninsured or under-insured losses, damages or liabilities, whether to the Products, the Funded Equipment, for personal injury or property damages, or otherwise;

               ii. any penalties or fines imposed or assessed against or paid by CONTRACTOR, unless the same were caused primarily by acts or omissions (x) of DECORA that constitute a breach of this Agreement or (y) of DECORA's outside suppliers and that, if done by DECORA, would constitute a breach of this Agreement;

               iii. the costs of Products lost or damaged at any DESIGNATED LOCATION;

               iv. any detention or demurrage costs, expenses or losses incurred by CONTRACTOR, unless the same were caused primarily by acts or omissions (x) of DECORA that constitute a breach of this Agreement or (y) of DECORA'S outside suppliers and that, if done by DECORA, would constitute a breach of this Agreement; and

               v. any additional Transportation charges as a result of any act or omission of CONTRACTOR, unless the same were caused primarily by the acts or omissions (x) of DECORA that constitute a breach of this Agreement or (y) of DECORA'S outside suppliers and that, if done by DECORA, would constitute a breach of this Agreement.

8.3     Expense Records.

        CONTRACTOR shall maintain and provide to DECORA detailed Transportation Expense records for each DESIGNATED LOCATION. CONTRACTOR shall provide DECORA with unaudited monthly reports of such expenses. Such records shall, to the extent reasonably practicable, be made available to DECORA, including, but not limited to, for use in preparing and reviewing the Annual Transportation Rate Schedule for the coming year. The CONTRACTOR shall cooperate to enable DECORA to conduct an audit (using DECORA'S internal auditors) of the foregoing, and at DECORA'S request and expense CONTRACTOR shall provide access to its expense records to an independent certified public accountant to conduct an audit of the same.

IX.     COMPENSATION

9.1     Contractor Fees.

        a. In consideration of the Transportation Services, Warehouse Services and other benefits under this Agreement, DECORA agrees to pay to CONTRACTOR the Contractor Fees, which are the aggregate of the Start-Up Fees (defined below), the Transportation Expense Fees, the Warehouse Expense Fees, the Warehouse Profit Fees, and the Transportation Profit Fees, less the Warehouse Incentive Fees, determined in accordance with this Section IX and
Section X below.

        b. "Start-Up Period" shall mean the period beginning on the date of this Agreement and ending on December 31, 1999; provided, however, that if the Parties mutually agree that an Annual Warehouse Operating Budget shall take effect prior to December 31, 1999, then the Start-Up Period shall end on the day (which day shall be the last day of a calendar month) before the day upon which such Annual Warehouse Operating Budget takes effect.

        c. In respect of each month during the Start-Up Period, DECORA shall pay CONTRACTOR the "Start-Up Fees". "Start-Up Fees" shall mean the Contractor Fees otherwise payable under this Agreement, modified as follows:

               i. The Transportation Expense Fees shall be calculated as set forth in Section 10.1(a).

               ii. The Warehouse Expense Fees shall be equal to the sum of all Actual Fixed Warehouse Expenses and all Actual Variable Warehouse Expenses for each DESIGNATED LOCATION which fall within the Budget Outline. In addition, DECORA shall reimburse CONTRACTOR for all one-time noncapitalized expenses (i.e., those expenses falling within the categories identified in Section 3.1 of Schedule C as "Initial Training", "Initial Receipt of Goods", "Facility Design", and "Start-Up Travel").

               iii. The Transportation Profit Fees shall be calculated as set forth in Section 10.2(a)(i).

               iv. The Warehouse Profit Fees shall be an amount equal to thirteen percent (13%) of the Warehouse Expense Fees as such Warehouse Expense Fees are calculated under Section 9.1(c)(ii) above.

9.2     Payments.

        a. The Contractor Fees shall be calculated and billed separately with respect to each DESIGNATED LOCATION as follows:

               i. the Start-Up Fees shall be calculated and billed monthly in arrears, and shall be due 15 days after the date of the invoice; and

               ii. the portion of Warehouse Expense Fees each month that constitute Budgeted Fixed Warehouse Expenses shall be calculated and billed in advance on the first day of the month in which they will be incurred, and shall be due 30 days after the date of the invoice; and

               iii. the portion of the Warehouse Expense Fees each month that constitute Adjusted Variable Warehouse Expenses shall be calculated and billed in arrears, at the end of each month, and shall be due 15 days after the date of the invoice;

               iv. the Transportation Expense Fees shall be calculated and billed in arrears, at the end of each month, and shall be due 15 days after the date of the invoice;

               v. the Warehouse Profit Fees applicable to each category of Budgeted Fixed Warehouse Expenses each month shall be calculated and billed in advance on the first day of the month in which they will be incurred, and shall be due 30 days after the date of the invoice;

               vi. the Warehouse Profit Fees applicable to each category of Adjusted Variable Warehouse Expense shall be calculated and billed in arrears, at the end of each month, and shall be due 15 days after the date of the invoice;

               vii. the Transportation Profit Fees shall be calculated and billed in arrears, at the end of each month, and shall be due 15 days after the date of the invoice; and

               viii. the Warehouse Incentive Fees shall be calculated on a yearly basis with respect to the immediately preceding calendar year and CONTRACTOR shall pay the same within 90 days of the completion of said calendar year; provided, however, there shall not be any Incentive Fees until after the end of the Start-Up Period.

9.3     Sole Compensation.

        Aside from the Contractor Fees and except as specifically provided herein, DECORA is not, and shall not be, responsible hereunder for any payments to CONTRACTOR or to anyone else in respect of the DESIGNATED LOCATIONS, the Transportation Services, the Warehouse Services, the Funded Equipment, the Transportation Expenses, Annual Warehouse Operating Budget, Annual Transportation Rate Schedule, cost overruns with respect to any of the foregoing, or otherwise.

9.4     Invoicing.

        a. CONTRACTOR shall invoice DECORA for any other amounts due under this Agreement periodically in arrears.

        b. CONTRACTOR shall use reasonable efforts to ensure that all invoices issued to DECORA under this Agreement show such details as reasonably specified by DECORA to satisfy DECORA'S internal accounting and charge back requirements, including, but not limited to, at DECORA'S request, allocating charges among Services components, locations, and departments. CONTRACTOR shall include the calculations, if any, utilized to establish the charges set forth in such invoices.

        c. Any invoices received by DECORA must conform to such requirements as to form and content as may be reasonably requested by DECORA.

        d. CONTRACTOR shall invoice DECORA at least monthly, providing such supporting documentation as DECORA may reasonably require. Except for those portions of the invoice which are in dispute (as to which interest shall accrue only to the extent provided in Section 18), any invoice not paid on or before the date due shall accrue interest at the rate per annum equal to the "Prime Rate" plus one percent (1%). "Prime Rate" shall be that rate published as the "Prime Rate" in The Wall Street Journal on the first business day of the month in which the due date occurs.

9.5     Accountability.

        CONTRACTOR shall maintain complete and accurate records of and supporting documentation of all costs, liabilities and expenses incurred by CONTRACTOR in performance of its obligations under this Agreement for the amounts billed to and payments made by DECORA hereunder, in accordance with generally accepted accounting principles applied on a consistent basis, and shall retain such records in accordance with DECORA'S records retention policy as this policy may be reasonably adjusted from time-to-time. CONTRACTOR agrees to provide DECORA and its designees with documentation and other information with respect to each invoice as may be reasonably requested by DECORA to verify accuracy and compliance with the provisions of this Agreement. During the Term and for the period thereafter during which CONTRACTOR is required to maintain such records, CONTRACTOR and its authorized agents and representatives shall be subject to Section 17.1 hereof (including the requirement that they maintain the confidentiality of all Proprietary Information, including such records relating to DECORA, the Services, the DESIGNATED LOCATIONS, the Funded Equipment, the Products, this Agreement, and any of them), and CONTRACTOR shall continue to provide access thereto for DECORA or its designees to review and copy such records (whether maintained in electronic or other form), including, but not limited to, for purposes of auditing (including copying) the accuracy and correctness of CONTRACTOR charges under this Agreement.

9.6     Refundable Items.

        a. If DECORA pays or has paid for a Transportation Service, Warehouse Service or other function for which CONTRACTOR has or is assuming partial or full financial responsibility under this Agreement, CONTRACTOR shall refund to DECORA the amount of such payment for which CONTRACTOR is responsible.

        b. If CONTRACTOR should receive a refund, rebate allowance, payment of goods or services or the like, paid for by DECORA, CONTRACTOR shall promptly notify DECORA of such refund, credit, rebate, allowance or other similar payment to DECORA or credit such amount to DECORA and deduct it from the next invoice to DECORA.

9.7     CONTRACTOR Solely Responsible For Excess Expenses.

        Notwithstanding any of the term or provision of this Agreement to the contrary, and notwithstanding the amount of any Contractor Fees (including, but not limited to, Transportation Expense Fees, Warehouse Expense Fees, Transportation Profit Fees, Warehouse Profit Fees, and Warehouse Incentive
Fees), if and to the extent in any month or annually any Actual Fixed Warehouse Expenses or Actual Variable Warehouse Expenses exceed the Budgeted Fixed Warehouse Expenses or Budgeted Variable Warehouse Expenses, respectively, CONTRACTOR (but not DECORA) shall be solely responsible and liable to pay the difference (the "Excess Expenses") to any persons to whom any amounts comprising such Excess Expenses are owed. Without limiting the terms and provisions of
Section 13.3, CONTRACTOR shall defend, indemnify and hold harmless DECORA from and against any and all such Excess Expenses, and any claims, losses, liabilities, fines, penalties, actions or lawsuits incurred by or brought against DECORA (including any legal fees or related expenses DECORA incurs with respect to such Excess Expenses or in connection with any such actual or threatened claim, loss, liability, fine, penalty, action, or lawsuit); provided, however, that such indemnification obligation shall not apply to the extent the Excess Expenses are caused primarily by acts or omissions (x) of DECORA that constitute a breach of this Agreement or (y) of DECORA'S outside suppliers and that, if done by DECORA, would constitute a breach of this Agreement.

X.      CALCULATION OF CONTRACTOR FEES

10.1    Transportation Expense Fees and Warehouse Expense Fees.

        a. The Transportation Expense Fees payable each month shall be calculated by applying the Actual Transportation Rates paid by CONTRACTOR to Actual Shipment Volume for such month.

        b. The Warehouse Expense Fees payable each month shall be equal to the sum of:

               i. one twelfth (1/12) of the total Budgeted Fixed Warehouse Expenses specified in the Annual Warehouse Operating Budget for the applicable year (or if the Annual Warehouse Operating Budget covers less than a year, a similar, monthly pro-rata portion of the total Budgeted Fixed Warehouse Expenses for said period); plus

               ii.    the Adjusted Variable Warehouse Expense for said month.

10.2    Transportation Profit Fees and Warehouse Profit Fees.

        a. The Transportation Profit Fees are payable on a monthly basis and (using the definitions in subsections "c" below) consist of the sum of the amounts determined as follows, namely:

               i. commencing on the date of this Agreement and ending on December 31, 1999, an amount each month equal to five percent (5%) of the lesser of (A) the Transportation Expense Fees (minus the Excluded Transporation Expenses) for such month or (B) the amount that would be owed by applying the Annual Transportation Rate Schedule to Actual Shipment Volume (minus the Excluded Transportation Expenses) for such month.

               ii. commencing January 1, 2000, an amount each month equal to eight percent (8%) of the lesser of (A) the Transportation Expense Fees (minus the Excluded Transporation Expenses) for such month or (B) the amount that would be owed by applying the Annual Transportation Rate Schedule to Actual Shipment Volume (minus the Excluded Transportation Expenses) for such month.

        b. The Warehouse Profit Fees are payable on a monthly basis and (using the definitions in subsections "c" below) consist of the sum of the amounts determined in accordance with subsection "i" and "ii" below, namely:

               i. a monthly, pro-rata portion of an amount equal to thirteen percent (13%) of (the Budgeted Fixed Warehouse Expenses minus the Excluded Fixed Warehouse Expenses, in each case for the period covered by the applicable Annual Warehouse Operating Budget); and

               ii. an amount equal to thirteen percent (13%) of (the Adjusted Variable Warehouse Expenses minus the Excluded Variable Warehouse Expenses, in each case for the period covered by the applicable Annual Warehouse Operating Budget) for such month.

        c. For the purposes of this Section, the "Excluded Expenses" are those expenses listed in this subsection "c" (and they are "Excluded Transportation Expenses," "Excluded Fixed Warehouse Expenses" or "Excluded Variable Warehouse Expenses," respectively, depending on whether they are designated as "Fixed" or "Variable" in Schedule C), namely:

               i. the categories of costs identified in Section 3.1 of Schedule C as "Initial Training", "Initial Receipt of Goods, "Facility Design" and "Start-Up Travel";

               ii.    capitalized interest costs;

               iii.   travel expenses;

               iv.    losses, shortages and damages;

               v. incremental expenses caused by unapproved transportation rate increases; and

               vi.    business license fees.

        d. For purposes of subsection "b(i)" above, the monthly, pro-rata portion applicable to a 12-month Annual Warehouse Operating Budget is 1/12; but if the relevant Annual Warehouse Operating Budget covers less than 12 months, then the denominator of such fraction shall be the total number of months covered by said Annual Warehouse Operating Budget.

10.3    Warehouse Incentive Fees.

        a. Warehouse Incentive Fees (if any) payable with respect to any calendar year or part thereof, as mutually agreed upon by the Parties in accordance with Section 9.2(a)(viii), will be payable within ninety (90) days after the end of said calendar year.

        b.     The Warehouse Incentive Fees shall be calculated as follows:

               i. the amount of Warehouse Incentive Fees payable with respect to a calendar year or part thereof during the Term will be equal to 50 percent (50%) of any positive Warehouse Operating Budget Variance (as calculated below) for said year or part thereof.

               ii. the Warehouse Operating Budget Variance is equal to the sum of (A) and (B), namely:

                      (A) (the Budgeted Fixed Warehouse Expenses - Actual Fixed Warehouse Expenses) plus

                      (B) (the Budgeted Variable Warehouse Cost Rate - Actual Variable Warehouse Cost Rate) x Actual Unit Volume.

Any positive and negative variances (i) as between DESIGNATED LOCATIONS or (ii) as between amounts set forth in Sections 10.3(b)(ii)(A) and 10.3(b)(ii)(B) will be netted against one another.

XI.     OVERAGES, SHORTAGES, LOSSES

11.1    Separate Accounting.

        Overages and shortages of each specific Products handled at each DESIGNATED LOCATION for each calendar year during the Term shall be accounted for independently by CONTRACTOR to DECORA for each such DESIGNATION LOCATION.

11.2    Netting.

        Overages and shortages determined in the accounting for inbound Products received at and shipped from each DESIGNATED LOCATION shall be netted (for each such LOCATION) on a quarterly basis. Any net overages will be carried forward to the next inventory period and may be netted against shortages from the prior inventory period. CONTRACTOR shall be responsible for cycle counting. CONTRACTOR shall provide reports to DECORA in a form and with a frequency agreed upon by the parties. Overages and shortages which are documented and proven at the customer level will be included in such calculations. Any intercarton concealed shortages taken by customers will not be considered.

11.3    Reimbursements.

        Any net shortages (not specifically determinable by shipment) of Products handled at a DESIGNATED LOCATION during a calendar year (as determined in the accounting for said LOCATION for said year) shall be paid for by the CONTRACTOR to DECORA on the basis of the DECORA'S cost of goods sold or replacement value, whichever is less, plus transportation costs associated with such products according to the schedule of metrics outlined in Schedule B, for the short Products within 30 days of the end of said calendar year.

11.4    Specific Losses.

        If a specific loss (including loss, damage or destruction) of Products occurs (with respect to which the approximate numbers and types of lost Products are known or are determinable) for which CONTRACTOR is responsible hereunder, CONTRACTOR shall pay DECORA for such lost Products on the basis of DECORA'S cost of goods sold or replacement value, whichever is less, plus transportation costs associated with such Products according to the schedule of metrics outlined in Schedule B; and CONTRACTOR shall make such payment to DECORA within 30 days after notification of the amount of the loss by DECORA to CONTRACTOR.

11.5    Liability for Loss of or Damage to Shipment.

        CONTRACTOR agrees that, in the transportation of any Products of DECORA, CONTRACTOR will assume, and does assume, the liability of an interstate common carrier, such liability to exist from the time of the receipt of any Products by CONTRACTOR or CONTRACTOR'S representatives, including sub-contractors, until proper delivery of such Products has been made to and accepted by DECORA'S customers in accordance with DECORA'S instructions.

XII.    TERM, RENEWAL, TERMINATION, EFFECTS

12.1    Generally.

        Although it is intended that CONTRACTOR will operate two DESIGNATED LOCATIONS to provide Services for DECORA, under certain circumstances described in this Section and elsewhere herein, the

Agreement may expire or be terminated with respect to one DESIGNATED LOCATION, while remaining in effect with respect to the other.

12.2    Term.

        The term of this Agreement is the period from the date of this Agreement to and including December 31, 2001, plus the period of any renewals entered into in accordance herewith (the "Term").

12.3    Renewal.

        This Agreement shall be automatically renewed for successive three-year renewal periods, unless written notice of intent not to renew is delivered by either Party to the other Party no less than one hundred eighty (180) days prior to the end to the Term or the then current renewal period (as the case may be).

12.4.   Termination.

        a. Either Party may terminate this Agreement in its entirety as follows:

               i. immediately upon written notice of termination to the other Party in the event that the other Party makes a general assignment for the benefit of creditors, or proceedings are instituted against said other Party seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief under any such laws or the appointment of a receiver, trustee or other similar official for its property or any substantial part of its property;

               ii. in the event of a material default (other than a Payment Default (defined below)) by the other Party in the performance of its obligations hereunder, and the defaulting party has not cured such default within sixty (60) days after its receipt of written notice from the non-defaulting party reasonably describing such default;

               iii. immediately upon written notice of termination to the other Party if at any time any documentation, data or report of any kind or description provided by DECORA to CONTRACTOR, or by CONTRACTOR to DECORA, is intentionally untrue or misleading in any material respects;

               iv. immediately upon written notice of termination to the other Party if any representation or warranty made by DECORA to CONTRACTOR, or by CONTRACTOR to DECORA, in this Agreement was materially untrue or misleading at the time it was made;

               v. immediately upon written notice of termination to the other Party if DECORA or CONTRACTOR dissolve or cease to conduct business, or if any order, decree or judgment is entered that may or will prevent or impair DECORA or CONTRACTOR from performing any of their respective material duties or obligations under this Agreement as and when such duties or obligations are to be performed; or

               vi. If a Payment Default by either Party occurs, and the defaulting party has not cured such Payment Default within ten (10) days after its receipt of written notice from the non-defaulting party reasonably describing such Payment Default. For purposes of this Agreement, a "Payment Default" means a failure of DECORA to pay Contractor Fees or other amounts provided in this Agreement as and when the same are due to be paid by DECORA (except to the extent that such Contractor Fees or other amounts are subject to a dispute, as provided in Section 18.1, and DECORA is in compliance with the negotiation or arbitration provisions of Section 18.2), or if CONTRACTOR fails to pay Warehouse Incentive Fees or other amounts provided in this Agreement as and when due (except to the extent such Warehouse Incentive Fees are in dispute and CONTRACTOR is in compliance with the negotiation or arbitration provisions of
Section 18.2) or if CONTRACTOR fails to pay Carriers or other third parties whose claims are included in the Warehouse Expenses or Transportation Expenses as and when such claims are due (except to the extent a bona fide dispute with such Carriers or third parties exists as to such claims).

        b. DECORA may terminate this Agreement with respect to one or more DESIGNATED LOCATIONS as follows:

               i. immediately upon written notice of termination, as provided, and for the reasons identified, in Section 6.2 above;

               ii. immediately upon written notice of termination to CONTRACTOR if CONTRACTOR ceases to render a major portion of the Services, a portion of the Services that is critical to DECORA's business, or all of the Services, without DECORA'S prior, express, written consent (which consent shall not be unreasonably withheld), or if CONTRACTOR threatens to do so, and CONTRACTOR does not cure such default within seventy-two (72) hours after CONTRACTOR'S receipt of notice from DECORA;

               iii. immediately upon written notice of termination in the event a change in majority ownership and control of CONTRACTOR occurs, through merger, acquisition or otherwise, without the prior, express written consent of DECORA, which consent shall not be unreasonably withheld; or

               iv. for any reason, on 180 days prior written notice, provided, however:

                      (A) with respect to any Funded Equipment which the CONTRACTOR has purchased, and subject to Section 4.6, DECORA shall purchase the same (free and clear of all interests of the CONTRACTOR or any third party) at a value equal to that portion of the purchase price of such Funded Equipment which has not already been recovered by the CONTRACTOR from DECORA through the CONTRACTOR Fees charged to DECORA hereunder, plus any costs relating to the disassembly and transfer to DECORA of such Funded Equipment; provided, however, that this purchase shall not occur if a material default exists under the contract of purchase or financing applicable for such Funded Equipment (unless DECORA, in its sole discretion, gives its express, written consent to such purchase, after DECORA receives written notice that the default exists).

                      (B) with respect to Funded Equipment which the CONTRACTOR has leased or licensed, and subject to Section 4.6, the CONTRACTOR will assign its rights as lessee or licensee under the applicable leases or licenses to DECORA (including any purchase options and other appurtenant rights provided for therein or related thereto) and DECORA will assume such lease and all of CONTRACTOR'S liabilities thereunder and pay any costs relating to the disassembly and transfer to DECORA of such Funded Equipment; provided, however, that this assignment, assumption, and payment shall not occur if a material default exists under the applicable license or lease for such Funded Equipment (unless DECORA, in its sole discretion, gives its express, written consent to such assignment, after DECORA receives written notice that the default exists).

                      (C) with respect to the West Coast Facility, the CONTRACTOR will assign its rights as lessee under the applicable lease to DECORA (including any purchase options provided for therein) and DECORA will either (A) assume such lease and all of CONTRACTOR'S liabilities thereunder or (B) pay to CONTRACTOR an amount equal to CONTRACTOR'S then remaining liabilities thereunder (with respect to the Initial Storage Space and any Additional Storage Space that DECORA and CONTRACTOR agreed prior to the termination of this Agreement would be used for purposes of warehousing DECORA'S Products; provided, however, that this assignment, assumption, and payment shall not occur if a material default exists under the applicable lease for the West Coast Facility (unless DECORA, in its sole discretion, gives its express, written consent to such assignment, after DECORA receives written notice that the default exists). If DECORA assumes the applicable lease of the West Coast Facility pursuant to this Section, at DECORA'S option (exercisable concurrently with the 180-day notice specified above), it can require CONTRACTOR to sublet, and upon the exercise of such option CONTRACTOR shall sublet (to the extent permitted by the applicable lease of the West Coast Facility), any space at the West Coast Facility in excess of that Initial Storage Space and any Additional Storage Space that DECORA and CONTRACTOR agreed prior to termination of this Agreement would be used at the West Coast Facility for purposes of warehousing DECORA'S Products. The rent and other obligations CONTRACTOR shall owe to DECORA under such sublease each month shall be equal to the difference between (i) the total amount of rent and other obligations owed by the tenant under the lease for such month, and (ii) the total rent and other obligations owed for such month with respect to that Initial Storage Space and any Additional Storage Space that DECORA and CONTRACTOR agreed prior to the termination of this Agreement would be used at the West Coast Facility for purposes of warehousing DECORA'S Products. CONTRACTOR will use its best efforts to cause the applicable lease of the West Coast Facility to permit such sublease to occur.

                      (D) DECORA shall pay (i) any severance obligations for employees hired solely for the purpose of fulfilling obligations of CONTRACTOR hereunder and (ii) any other costs and expenses incurred by CONTRACTOR as a result of such termination, other than any such costs and expenses that were caused solely by CONTRACTOR'S acts or omissions, and further provided that CONTRACTOR shall use reasonable, good faith efforts to limit, reduce, or avoid any costs and expenses relating to any such termination.

12.5.   Effects of Expiration or Termination.

        a. Prior Obligations. Expiration or termination of this Agreement (in its entirety or with respect to one or more DESIGNATED LOCATIONS) shall not affect the respective rights and obligations of the Parties entered into or incurred prior to such expiration or termination.

        b. Costs and Expenses. If this Agreement expires or is terminated in accordance with its terms (other than for breach hereof by one of the Parties) neither Party shall be responsible to the other for costs or expenses arising out of such expiration or termination, except as specifically provided for herein.

        c. Individual Sites. In the event this Agreement shall expire or be terminated, or if notice of termination is given, with respect to one or more DESIGNATED LOCATIONS:

               i. nothing herein shall prevent DECORA (during a reasonable period prior to the anticipated date of expiration or termination of this Agreement, and after the expiration or termination of this Agreement) from engaging facilities and providing services similar to (or different from) those provided for herein or from retaining the services and facilities of other persons to do so.

               ii. CONTRACTOR will grant or arrange for DECORA to receive a non-exclusive, royalty free license to operate (at the West Coast Facility) all computer software and programs utilized in the rendition of Services (at the expired or terminated DESIGNATED LOCATIONS) for no less than six (6) months after the date of such expiration or termination, if permitted by the licensors thereof.

               iii. CONTRACTOR will cooperate with DECORA to effect the transfer of rights to Funded Equipment pursuant to Section III and Section IV, above, and (if requested to do so by DECORA) to sell, assign or sublease (as the case may be) CONTRACTOR'S rights in the DESIGNATED LOCATION(S) (except for the Aurora Facility) with respect to which this Agreement has expired or been terminated; provided, however, nothing herein shall require CONTRACTOR to breach any agreement or obligation it may have to third parties with respect to said DESIGNATED LOCATION(S) or Transportation Services.

               iv. In anticipation of, and after, expiration or termination of this Agreement occurs (and notwithstanding such expiration or termination of this Agreement), CONTRACTOR shall cooperate with DECORA and use its best efforts (not including incurring any out-of-pocket expenses) to carry out the transition of Services from the DESIGNATED Locations to any other warehousing/distribution facilities that DECORA may select, in a manner (A) so as to minimize the overall costs and expenses incurred by DECORA for such transition, and (B) to comply with any dates by which warehouse or transportation services are to commence at such other warehousing/distribution facilities. Without limiting the foregoing, CONTRACTOR agrees to provide DECORA and its designees complete and unfettered access to the DESIGNATED LOCATIONS, to the Products, and to Funded Equipment in connection with the transition described in the preceding sentence, and for such other and related purposes as may be appropriate to further the intent and purposes of this Section 12.5, and CONTRACTOR agrees to surrender actual possession of the Products and the Funded Equipment (against payment by DECORA of the amounts required to be paid by DECORA for such Funded Equipment under this Agreement) to DECORA or its designees.

XIII.   OTHER OBLIGATIONS OF CONTRACTOR

13.1    Access to Information.

        CONTRACTOR shall provide DECORA and its designees with access to CONTRACTOR'S books and records relating to: (a) operation of the DESIGNATED LOCATIONS; (b) the providing of Transportation Services and Warehouse Services; and (c) any expenses of CONTRACTOR related to the foregoing. CONTRACTOR shall also provide access for DECORA and its designees to all areas and operations of the DESIGNATED LOCATIONS involved in the providing of Services. Such access to CONTRACTOR'S books and records and to the DESIGNATED LOCATIONS shall be provided as and when DECORA reasonably requests.

13.2    Insurance.

        a. CONTRACTOR shall obtain and maintain insurance covering the DESIGNATED LOCATIONS, Funded Equipment and Products against customary casualty risks, as well as general liability coverage for personal injury and property damage, with contractual liability endorsements applicable to indemnity obligations of CONTRACTOR hereunder. Such insurance will be maintained with insurance companies with a Best's rating of no less than A (or a comparable rating level); will be endorsed to waive all subrogation rights against DECORA, its officers and employees; and shall be endorsed to provide that coverage will not be suspended, voided, canceled, or reduced, except after thirty (30) days prior written notice to DECORA. The limits of such insurance shall be no less than the following:

               i. Commercial general liability: $6,000,000.00 combined single limit per occurrence for bodily injury and property damage (on an occurrence basis and not on a claims made basis).

               ii. Fire and extended coverages: $15,000,000.00 per DESIGNATED LOCATION.

               iii.   Loss and damage to Products located at DESIGNATED
LOCATIONS: $15,000,000.00 per DESIGNATED LOCATION.

               iv. CONTRACTOR shall cause the insurer to name DECORA as loss payee and as an additional insured on all such policies of insurance (and shall obtain endorsements or other documentation from the insurer as is reasonably satisfactory to DECORA that any claim of DECORA thereunder shall not be subject to any defenses the insurer otherwise might be able to assert as against a named insured).

               v. CONTRACTOR will provide DECORA with certificates of insurance certifying as to the above coverage, and naming DECORA as an additional insured and as loss payee, upon the opening of each DESIGNATED LOCATION and from time to time as requested by DECORA.

13.3    Indemnification.

        a. CONTRACTOR agrees to defend, indemnify and hold harmless DECORA from and against any and all claims, losses, liabilities, fines, penalties, actions or lawsuits incurred by or brought against DECORA (including any legal fees and related expenses DECORA incurs in connection with any actual or threatened claim, loss, liability, fine, penalty, action or lawsuit) based upon or arising out of:

               i. violations of state or federal laws or regulations resulting from the transportation of Products from DESIGNATED LOCATIONS to customer destinations (except to the extent such violations are caused primarily by acts or omissions (x) of DECORA that constitute a breach of this Agreement or
(y) of DECORA'S outside suppliers and that, if done by DECORA, would constitute a breach of this Agreement); or

               ii. the actions or omissions of CONTRACTOR (whether performed by Contractor, its agents or subcontractors).

Notwithstanding the above, the foregoing indemnification obligations shall not apply to the extent such claims, losses, liabilities, fines, penalties or lawsuits are determined to have been caused primarily by acts or omissions (x) of DECORA that constitute a breach of this Agreement or (y) of DECORA'S outside suppliers and that, if done by DECORA, would constitute a breach of this Agreement. Without limiting the foregoing, CONTRACTOR'S obligations under the Section shall apply to liabilities, claims and losses resulting from personal injury, property damage, or death incurred by persons providing Services hereunder.

13.4    Use of Carriers.

        CONTRACTOR will select Carriers for inbound and outbound shipments from a list of approved Carriers to be mutually agreed upon and updated from time-to-time by CONTRACTOR and DECORA.

13.5    General Transportation Provisions.

        a. All Products transported by CONTRACTOR for DECORA during the period of this Agreement, whether received from DECORA direct or from third parties, shall be transported by CONTRACTOR under the terms and conditions of the Agreement, it being expressly agreed by the CONTRACTOR and DECORA that the terms of this Agreement shall be incorporated by reference into each and every such contract of transportation or shipment by the acceptance by CONTRACTOR of the Products of DECORA and/or issuance thereof, either to DECORA or to the third persons, of receipts; to the extent that there may be any conflict between the terms and conditions of this Agreement and the terms and conditions of any receipt or manifest issued by DECORA or CONTRACTOR, the terms of this Agreement shall apply unless the Parties jointly agree to amend any term of this Agreement to adopt the conflicting term from the receipt or manifest.

        b. CONTRACTOR shall comply with special instructions DECORA may provide regarding loading, type of vehicle to be used, or any other instruction related to the shipping or handling of Products under this Agreement so long as such instructions are tendered in writing and CONTRACTOR agrees to provide service in accordance with the special instructions in writing in advance of CONTRACTOR'S duty to provide such service.

13.6    Avoidance of Liens.

        CONTRACTOR shall not allow any liens, claims, security interests or other encumbrances to attach to Products, any accounts receivable or general intangibles derived from or arising in connection with any Products (other than Contractor Fees payable to CONTRACTOR), any cash or non-cash proceeds or products of any of the foregoing, and any other Collateral (defined below) that are or may be in, or as a result of, Contractor's possession; and if any of the same should attach to any such property, CONTRACTOR shall, at its expense, secure the release of all such liens, claims, security interests and other encumbrances as soon as reasonably possible, but in no event later than (a) thirty (30) days after CONTRACTOR has or acquires knowledge thereof or (b) fifteen (15) days after notice thereof from DECORA, whichever period of (a) or
(b) ends earlier.

13.7    Damage or Loss to Decora's Property.

        CONTRACTOR shall be responsible for all damage and destruction to Products or property of any kind of DECORA while the same is in CONTRACTOR'S care or custody or otherwise located in a DESIGNATED LOCATION, including, but not limited to, damage and loss to Products which have been loaded onto trucks by CONTRACTOR for shipment from a DESIGNATED LOCATION to customer receiving locations, except to the extent such damage or loss is caused primarily by acts or omissions (x) of DECORA that constitute a breach of this Agreement or (y) of DECORA'S outside suppliers and that, if done by DECORA, would constitute a breach of this Agreement.

13.8    Collections.

        Upon receiving written notice from DECORA prior to the initial pick-up, CONTRACTOR agrees to collect in cash or by certified check made payable to DECORA all C.O.D. shipments on delivery of such shipments to the consignee, and monies or checks collected by Contractor, whether on C.O.D. shipments or otherwise, shall be segregated and kept separate and apart from all other monies held by CONTRACTOR, shall be held in trust as the property (and for the benefit) of DECORA, and shall be turned over promptly to DECORA. CONTRACTOR shall account to DECORA not less than once each month for all such monies and certified checks.

XIV.    OTHER OBLIGATIONS OF DECORA

14.1    Indemnification.

        DECORA agrees to defend, indemnify and hold harmless CONTRACTOR from and against any and all claims, losses, liabilities, fines, penalties, actions or lawsuits incurred by or brought against CONTRACTOR (including any legal fees and related expenses CONTRACTOR incurs in connection with any actual or threatened claim, loss, liability, fine, penalty, action or lawsuit) based upon or arising out of:

               a. Property damage, personal injury, or death caused by the Products (except to the extent such property damage, personal injury, or death is caused primarily by acts or omissions of (x) CONTRACTOR that constitute a breach of this Agreement or (y) of those third parties with whom CONTRACTOR contracts and that, if done by CONTRACTOR, would constitute a breach of this Agreement); or

               b. violations of state or federal laws or regulations resulting from the transportation of Products from DESIGNATED LOCATIONS to customer destinations (except to the extent such violations are caused primarily by acts or omissions of (x) CONTRACTOR that constitute a breach of this Agreement or (y) of those third parties with whom CONTRACTOR contracts and that, if done by CONTRACTOR, would constitute a breach of this Agreement); or

               c. the actions or omissions of DECORA (whether performed by DECORA, its agents or subcontractors).

Notwithstanding the above, the foregoing indemnification obligations shall not apply to the extent such claims, losses, liabilities, fines, penalties, actions or lawsuits are determined to have been caused primarily by acts or omissions
(x) of CONTRACTOR that constitute a breach of this Agreement or (y) of those third parties with whom CONTRACTOR contracts and that, if done by CONTRACTOR, would constitute a breach of this Agreement.

14.2    Condition of Products.

        DECORA represents and warrants to CONTRACTOR that there are no known potential health, safety or environmental hazards associated with the storage and handling of such Products (other than those customarily associated with the storage and handling of goods).

14.3    Delivery and Tender for Storage.

        DECORA shall not ship Products to CONTRACTOR as named consignee. If in violation of this section, Products is shipped to CONTRACTOR as named consignee, DECORA agrees to notify the Carrier in writing prior to such shipment, with a copy of such notice to CONTRACTOR, that CONTRACTOR is a warehouseman and has no beneficial title or interest in such Products.

XV.     RELATIONSHIP OF PARTIES

15.1    Independent Contractors.

        The relationship of the Parties to each other is that of independent contractors. Nothing herein creates any partnership, joint venture, franchise, employer/employee or agency relationship between DECORA and CONTRACTOR.

15.2    No Agency.

        Except as DECORA may specifically authorize in writing for purposes of receiving, shipping and preparation of necessary paperwork, CONTRACTOR is not authorized herein to enter into any contract, agreement, or other obligation or commitment on DECORA'S behalf.

XVI.    MANUALS, REPORTS, PLANS AND MEETINGS

16.1    Procedures Manual.

        a. CONTRACTOR shall develop and maintain a comprehensive, written Procedures Manual reasonably acceptable to DECORA. The Procedures Manual shall describe in detail how CONTRACTOR shall perform the Services under this Agreement, the equipment and software being used, and the documentation (e.g., operations manuals, user guides, specifications, etc.) which provide further details of such activities. The Procedures Manual shall describe the activities that CONTRACTOR proposes to undertake in order to provide the Services, including, where appropriate, those direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken to provide services of the type CONTRACTOR shall provide under this Agreement, and further including acceptance testing and quality assurance procedures approved by DECORA. The Procedures Manual shall be suitable for use by DECORA to understand the Services and meet such quality process documentation required of CONTRACTOR pursuant to Section IV and Section VI or that DECORA in the ordinary course requires of itself. It is expressly acknowledged and agreed, however, that neither the description of the Services contained in the Procedures Manual nor DECORA'S or CONTRACTOR'S approval of such Procedures Manual shall limit any obligation of DECORA or CONTRACTOR under this Agreement. In the event of a conflict between the provisions of this Agreement and the Procedures Manual, the provisions of this Agreement shall control.

        b. CONTRACTOR shall deliver a draft Procedures Manual to DECORA for its comments and review within one hundred and twenty (120) days after the date of this Agreement. CONTRACTOR shall consult with DECORA regarding its comments and incorporate such comments to the extent CONTRACTOR agrees with them or DECORA requires that they be incorporated and shall finalize the Procedures Manual within one hundred and eighty (180) days after the date of this Agreement. CONTRACTOR shall maintain the Procedures Manual current to reflect changes in the operations or procedures described therein. Updates of the Procedures Manual shall be provided to DECORA for review, comment, and reasonable approval prior to adoption.

16.2    Reports.

        a. CONTRACTOR shall provide DECORA with such reports, whether prepared and maintained electronically or manually, as DECORA may reasonably request (including, but not limited to, reports specified in this Section 16.2 or elsewhere in this Agreement) (the "Reports"). Such Reports shall be of a form and content, and shall cover the matters, reasonably required by DECORA. At a minimum, such Reports shall:

               i. separately address transportation, inventory, receiving, packaging, shipping, maintenance and support services, disaster recovery services, security management services, and general support services;

               ii. for each area, assess the degree to which CONTRACTOR has attained or failed to attain the pertinent objectives, including measurements with respect to the Service Levels;

               iii. explain deviations from the Service Levels and include a plan for corrective action where actual levels do not meet or exceed the Service Levels;

               iv. include such documentation and other information as DECORA may reasonably request to verify compliance with this Agreement;

               v. describe the status of any development projects, problem resolution efforts, and other initiatives;

               vi. set forth a record of all equipment, software, and personnel changes that pertain to the Services and describe planned changes during the upcoming month that may affect the Services; and

               vii. set forth the utilization for the month and report on utilization trends and statistics.

        b. Without limiting the generality of the foregoing, among the Reports that Decora hereby requests, and that CONTRACTOR shall provide to DECORA, are:

               i. quarterly unaudited financial statements of CONTRACTOR in the form provided by CONTRACTOR to its primary secured leader, which CONTRACTOR shall provide to DECORA not later than thirty (30) days after the end of the quarter to which each such financial statement relates; and

               ii. annual audited financial statements in the form which CONTRACTOR provides to its primary secured lender, which CONTRACTOR shall provide to DECORA not later than one hundred thirty-five (135) days after the end of the year to which each such financial statement relates.

DECORA acknowledges that all of such financial statements constitute Propriety Information subject to Section XVII.

16.3    Verification.

        CONTRACTOR shall provide DECORA and its designees such access to documentation and data (including DECORA information and CONTRACTOR documentation and data) as is reasonably necessary for DECORA and its designees to verify any such Reports.

16.4    Meetings.

        a. During the first six (6) months of the first calendar year of this Agreement, the DECORA Account Manager or his designee may be present at the DESIGNATED LOCATIONS to assist CONTRACTOR in (i) the transition of services to the DESIGNATED LOCATIONS and (ii) coordination of activities between DECORA and CONTRACTOR and CONTRACTOR and DECORA'S contractors in the United States. CONTRACTOR shall provide the DECORA Account Manager or his designee with an office, furniture and such other services as the DECORA Account Manager may reasonably require. The DECORA Account Manager or his designee shall have full access to all areas of the DESIGNATED LOCATIONS at any time during the DESIGNATED LOCATIONS regular business hours. CONTRACTOR's management shall make themselves available to the DECORA Account Manager or his designee as reasonably requested.

        b. In addition to the requirements of Section 16.4(a), the Parties shall hold quarterly and annual meetings. With respect to each such meeting, CONTRACTOR and DECORA shall prepare and circulate an agenda sufficiently in advance to give participants an opportunity to prepare for the meeting, and shall incorporate into such agenda any items that DECORA desires to discuss. CONTRACTOR shall prepare and circulate minutes promptly after a meeting. Such meeting shall be in person at DECORA'S offices at 1 Mill Street, Fort Edward, New York, 12828 or, with both Parties' consent, by teleconference or at alternate location. As of the date of this Agreement, such meetings shall include the following:

        i. A quarterly review by management personnel of DECORA and CONTRACTOR of CONTRACTOR'S performance during the prior quarter and since the date of this Agreement, planned or anticipated activities and changes that might affect performance, and the strategic outlook for DECORA'S requirements, and of such other matters as appropriate; and

        ii. An annual senior management meeting by DECORA and CONTRACTOR to review relevant contract and performance issues.

XVII.   CONFIDENTIALITY

17.1    Confidential Treatment.

        CONTRACTOR and DECORA each agree to hold in confidence all Proprietary Information which is disclosed by one to the other in connection with the negotiation or performance of this Agreement and which is disclosed in writing (or if disclosed orally, by sample or by inspection, is reduced to writing or identified in writing within thirty (30) days after such disclosure), including (but not limited to) that information which is identified in any such writings or otherwise in writing by a Party as being confidential or proprietary, for a period ending with the later of

               a. three (3) years after the expiration of the Term of this Agreement and

               b. five (5) years from the date of disclosure of such Proprietary Information;

and each Party shall accord such Proprietary Information the same degree of security and confidentiality as a reasonable person would apply to its own confidential information of a similar character; and neither Party shall disseminate such Proprietary Information except (A) to those employees, agents and consultants of them who have a reasonable need to know such Propriety Information in connection with the performance of this Agreement and who are bound to such Party to hold such information in confidence to the same degree provided herein, (B) pursuant to lawful subpoena or court order, or (C) otherwise as expressly required by applicable law.

XVIII.  DISPUTE RESOLUTION

18.1    Disputed Invoices.

        Invoices which are disputed (in whole or in part) by DECORA shall be handled as follows:

        a. DECORA will on or before the due date of the invoice notify CONTRACTOR of the dispute and what DECORA believes to be the correct invoice amount; and both DECORA and the CONTRACTOR shall make every effort to promptly resolve the dispute. Notwithstanding any other term or provision of this Agreement, and notwithstanding any payment DECORA makes or may make with respect to any invoice, DECORA shall be deemed to have reserved the right (i) to question or dispute any invoice or invoice amount (including, but not limited to, conducting an audit or other investigation as to any amount charged or paid), and (ii) to receive an adjustment, credit, or repayment (as DECORA may select) for any amount DECORA pays or paid that was not owed or that otherwise was paid improvidently.

        b. DECORA may withhold payment of charges other than Expense Fees that DECORA disputes in good faith. DECORA shall use all commercially reasonable efforts to notify CONTRACTOR on or before the date of payment is due of any disputed charges for which DECORA is withholding payment.

        c. Decora will pay any such amount not in dispute by the due date for such invoice. Any such amount not in dispute and not paid prior to the due date of such invoice shall bear interest at the rate per annum equal to the Prime Rate plus one percent (1%). Additionally, if any disputed portion of such invoice is determined subsequently to be due and owing to CONTRACTOR, DECORA shall also pay CONTRACTOR interest on such amount from the original due date at the rate per annum equal to the Prime Rate plus one percent (1%).

        d. If the issue remains in dispute thirty (30) days after notification by DECORA, either Party may demand alternate dispute resolution pursuant to Section 18.2 below, as to the balance.

18.2    Negotiation and Arbitration.

        a. If any dispute arises out of or relates to this Agreement (including, but not limited to, the existence, formation, performance or breach thereof), the Parties agree first to try in good faith to settle such dispute through negotiation between the Parties or are at an impasse.

        b. Should such good faith negotiations fail to resolve any dispute within sixty (60) days, then either Party may demand that the dispute be submitted to binding arbitration in accordance with the Commercial Rules of the American Arbitration Association; and judgment upon the award rendered by the arbitrator or arbitrators (which judgment shall be in writing reasonably describing the reasons therefor) may be entered in any court having competent jurisdiction. Such arbitration shall:

               i.     apply the law specified in Section 23.4 below;

               ii.    be conclusive and binding on the Parties;

               iii.   be conducted in Cleveland, Ohio; and

               iv. be the exclusive means for resolving such dispute. Costs of such arbitration shall be borne as the arbitrator(s) shall determine to be appropriate.

XIX.    NOTICES

19.1    Manner and Effect.

        a. Notices required or authorized herein shall be addressed as set forth below and shall be deemed received:

               i. if sent by certified mail return, receipt requested, on the fifth (5th) day after posting;

               ii.    if delivered personally, upon actual receipt;

               iii. if sent by facsimile transmission, on the first (1st) business day following transmission; and

               iv. if sent by overnight courier, on the second (2nd) day following posting. Such notices shall be addressed as follows:

                      if to DECORA:

                           Decora, Incorporated
                           1 Mill Street
                           Fort Edward, N.Y. 12828
                           Facsimile Number: (518) 747-5089
                           Attention: Ron Smith, Vice President of Manufacturing

                      with a copy to:

                           Mr. Earl Wearsch
                           Decora, Incorporated
                           33468 Liberty Parkway
                           North Ridgeville, Ohio 44039
                           Facsimile Number: (440) 353-6464

                      if to CONTRACTOR:

                           Federal Wholesale Group, Inc.
                           125 Lena Drive
                           Aurora, Ohio 44202
                           Attention: Thomas Bianco
                           Facsimile Number 330-562-2066

XX.     REPRESENTATIONS AND WARRANTIES

20.1    Representations and Warranties of DECORA.

        DECORA hereby represents and warrants as follows:

        a. DECORA is a corporation duly organized and in good standing under the laws of Delaware and is duly qualified as and in good standing in Ohio and all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse affect on DECORA'S financial condition or the results of its operation or business;

        b. The execution, delivery and performance of this Agreement and the transactions contemplated hereunder are all within DECORA'S corporate powers, have been duly authorized by DECORA and will not violate any provision of any applicable law, rule or regulation, judgment, order, writ or decree, or of any contract, agreement, indenture or instrument to which DECORA is a party or by which DECORA or its assets (including the Products) are or may be bound;

        c. This Agreement, when executed or delivered by DECORA, will represent the legal, valid and binding obligation of DECORA, enforceable against it in accordance with its terms;

        d. Except as set forth on SCHEDULE D hereto, DECORA is not in default in any material respect under, or in violation in any material respect of, any of the terms of any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, and DECORA is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, federal, state or local governmental authority, except to the extent such default, violation or non-compliance would not result in or cause a material adverse change in the assets, business or prospects of DECORA, or have an adverse effect on the legality, validity or enforceability of this Agreement or would impair the ability of DECORA to perform its obligations under this Agreement;

        e. Except as set forth on SCHEDULE D hereto, there are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of DECORA threatened, against or affecting DECORA in any court or before any governmental authority or arbitration board or tribunal which could materially adversely affect the condition (financial or otherwise) of DECORA or the assets of DECORA, or the ability of DECORA to perform under this Agreement.

20.2    Representations and Warranties of CONTRACTOR.

        CONTRACTOR (which, for purposes of Section 20.2(d) and (e), includes all of CONTRACTOR'S parents, subsidiaries and Affiliates) hereby represents and warrants as follows:

        a. CONTRACTOR is a corporation duly organized and in good standing under the laws of Ohio and is duly qualified and in good standing in Ohio and all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse affect on Contractor's financial condition or the results of its operation or business;

        b. The execution, delivery and performance of this Agreement and the transactions contemplated hereunder are all within CONTRACTOR'S corporate powers, have been duly authorized by CONTRACTOR and will not violate any provision of any applicable law, rule or regulation, judgment, order, writ or decree, or of any contract, agreement, indenture or instrument to which CONTRACTOR is a party or by which CONTRACTOR or its assets are or may be bound;

        c. This Agreement, when executed or delivered by CONTRACTOR, will represent the legal, valid and binding obligation of CONTRACTOR, enforceable against it in accordance with its terms;

        d. CONTRACTOR is not in default in any material respect under, or in violation in any material respect of, any of the terms of any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, and CONTRACTOR is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, federal, state or local governmental authority, except to the extent such default, violation or non-compliance would not result in or cause a material adverse change in the assets, business or prospects of CONTRACTOR, or have an adverse effect on the legality, validity or enforceability of this Agreement or would impair the ability of CONTRACTOR to perform its obligations under this Agreement;

        e. There are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of CONTRACTOR threatened, against or affecting CONTRACTOR in any court or before any governmental authority or arbitration board or tribunal which could materially adversely affect the condition (financial or otherwise) of CONTRACTOR or the assets of CONTRACTOR, or the ability of CONTRACTOR to perform under this Agreement;

        f. A true and correct copy of the Aurora Lease has been delivered by CONTRACTOR and DECORA. The Aurora Lease is in full force and effect, CONTRACTOR is the sole lessee thereunder and, as lessee, CONTRACTOR has the sole and exclusive right to possession of the Aurora Facility pursuant to the Aurora Lease. No event has occurred which constitutes (or, with the passage of time, the giving of notice, or both, would constitute) an event of default or breach of any kind or description under or with respect to the Aurora Lease;

        g. As of and on the date of this Agreement, the only persons who have or purport to have a lien, security interest, or other encumbrance as against any of CONTRACTOR'S inventory, accounts receivable, or the proceeds of either of them, are Star Bank, N.A. and (as to products it has sold or hereafter sells to CONTRACTOR) General Electric. No other consensual or non-consensual liens, security interests, or encumbrances (including any judgment, lien or levy for unpaid taxes of any kind or description) exists as against CONTRACTOR or any such assets of CONTRACTOR, except as disclosed in the immediately preceding sentence;

        h. As of and on the date of this Agreement, CONTRACTOR has two, and only two, places of business; the first such place of business is at 125 Lena Drive, Aurora, Ohio 44202 (at the Aurora Facility), and the second such place of business is at 734 Myron Street, Hubbard, Ohio 44425. Other than those two locations, CONTRACTOR does not conduct business or own assets at any other location in or outside the State of Ohio. CONTRACTOR'S chief executive office is located at 125 Lena Drive, Aurora, Ohio 44202. CONTRACTOR shall notify DECORA immediately if the location of CONTRACTOR'S chief executive office changes or if CONTRACTOR hereafter has any additional or other places of business and, in each such instance, shall inform DECORA of the addresses for each of such chief executive office and place(s) of business;

        i. CONTRACTOR warrants that, if and to the extent CONTRACTOR now or hereafter does or may have rights or interests in any of the Collateral (as defined below) that are sufficient for a lien, claim, security interest, or encumbrance against CONTRACTOR to attach to such Collateral, the precautionary security interests and liens granted to DECORA under Section XXII of this Agreement constitute or shall constitute valid and, upon the filing of UCC financing statement(s) in the appropriate governmental offices, perfected liens and security interests in and upon (wherever located, and whether now existing or hereafter arising or acquired) all Collateral.

XXI. WAIVER OF COMPETING LIENS BY PRESENT AND FUTURE LANDLORDS, LESSORS AND SECURED PARTIES

21.1    Lien Waiver by Landlord of Aurora Facility.

        CONTRACTOR represents and warrants that it has obtained, for the benefit of DECORA, a "Waiver of Lien", signed by the landlord of the property subject to the Aurora Lease, a true and correct copy of which is attached to this Agreement as Exhibit A (the "Landlord Waiver"). CONTRACTOR hereby delivers the Landlord Waiver to DECORA as a material inducement to DECORA to enter into this Agreement.

21.2    Lien Waiver by Other or Future Landlords.

        CONTRACTOR covenants that with respect to all other or future leases of the Aurora Facility, the West Coast Facility, and any other DESIGNATED LOCATION, CONTRACTOR shall deliver to DECORA a written agreement (the form and content of which must be substantially similar to that of the Landlord Waiver, or otherwise must be satisfactory to DECORA in its reasonable discretion), signed by each landlord, whereby such landlord shall waive any and every right it otherwise has, may have, or hereafter might have to assert any lien, claim, security interest, or encumbrance of any kind or description as against any Products or other Collateral, that such agreement shall be executed by each such landlord prior to or contemporaneously with the execution hereafter of any lease relating to the Aurora Facility, the West Coast Facility, or any other DESIGNATED LOCATIONS, and that such agreement shall provide that it is delivered for the benefit of DECORA, and that DECORA can and shall rely on it in permitting CONTRACTOR to receive possession of or otherwise to render Services concerning Products.

21.3    Lien Waiver by Star Bank, N.A.

        CONTRACTOR represents and warrants that it has obtained a "Waiver of Security Interest", signed by Star Bank, N.A., a true and correct copy of which is attached to this Agreement as Exhibit B (the "Lien Waiver"). CONTRACTOR hereby delivers the Lien Waiver to DECORA as a material inducement to DECORA to enter into this Agreement.

21.4    Lien Waivers by Other Secured Lenders.

        CONTRACTOR covenants and agrees that it shall not grant any lien, claim, security interest, or encumbrance of any kind or description in any inventory now or hereafter located at any DESIGNATED LOCATION, any accounts receivable now or hereafter owed in respect of such inventory, and any proceeds of any of the foregoing (not including any such property in which a third party who is to be granted such lien, claim, security interest, or encumbrance (i) is providing financing for the CONTRACTOR to purchase such property or (ii) is to be granted a lien only on inventory, related property, or the proceeds of inventory that such third party is selling or delivering to CONTRACTOR), except and unless (prior to or contemporaneously with the grant of any such lien, claim, security interest, or encumbrance) CONTRACTOR first delivers to DECORA a written agreement (the form and content of which must be substantially similar to the Lien Waiver, or otherwise must be satisfactory to DECORA in its reasonable discretion), signed by each person to whom such lien, claim, security interest, or encumbrance is granted or is to be granted, whereby such person (a) acknowledges and agrees that it has no right to assert any lien, claim, security interest, or encumbrance of any kind or description as against any Products or other Collateral, and (b) shall waive any right it otherwise has, may have, or hereafter might have to assert any such lien, claim, security interest, or encumbrance of any kind or description as against any Products or other Collateral. Such agreement shall provide that it is delivered for the benefit of DECORA, and that DECORA can and shall rely on it in permitting CONTRACTOR to receive possession of or otherwise to render Services concerning Products.

21.5    Material Inducement.

        CONTRACTOR acknowledges and agrees that the representations, warranties, and covenants set forth in this Section are a material inducement for DECORA to enter into this Agreement, upon which DECORA shall rely in permitting CONTRACTOR to receive possession of or otherwise to render Services concerning Products.

21.6    Preparation of UCC and Related Documents.

        CONTRACTOR covenants and agrees that it shall execute such UCC financing statements, continuation statements, and other documents that DECORA reasonably determines are or may be necessary or appropriate to give notice of, or to perfect, DECORA'S interest as owner or secured party with respect to the Collateral. DECORA shall pay any and all fees associated with the recording of any such UCC financing statements, continuation statements, and other documents. Further, CONTRACTOR agrees that DECORA shall be and hereby is authorized to prepare, to execute for and on behalf of CONTRACTOR, and to record any such UCC financing statements and continuation statements, with the same effect as if CONTRACTOR had done so itself.

21.7    No Unauthorized Sale, Lease or Conveyance of Collateral.

        CONTRACTOR covenants and agrees that it shall not (except as otherwise expressly directed by DECORA) at any time (i) sell, transfer, convey, lease, encumber, or otherwise part with any Collateral or any interest of CONTRACTOR (if any) in or to any Collateral, and (ii) shall not permit any other person controlled by CONTRACTOR or its agents to do so.

XXII.   TITLE TO PRODUCTS; PROTECTIVE SECURITY INTEREST TO DECORA

22.1    Definitions.

        a. For the purposes of this Agreement, "Collateral" means the Bailed Property and the Bailed Proceeds [each as defined in this Section 22.1; provided, however, that Collateral shall not include (i) any Decora Products or Decora Storage Materials after the unconditional sale thereof to CONTRACTOR by DECORA, for resale by CONTRACTOR to CONTRACTOR's customers, pursuant to a purchase or sale order by one Party to the other Party (except that this Agreement is not, and hereafter shall not be construed as, a purchase or sale order)(the "Sold Merchandise") or (ii) proceeds arising or resulting from the Sold Merchandise].

        b. For the purposes of this Agreement, "Bailed Property" means the following property, regardless of where such property now or hereafter is located:

               i. all Products, and all other goods, inventory, and equipment (including, but not limited to, contact paper and other goods or inventory processed, prepared, or manufactured by DECORA or its Affiliates) now or hereafter delivered or provided by DECORA or its Affiliates (or by any other person on behalf of or upon the direction of DECORA or its Affiliates) to CONTRACTOR pursuant to this Agreement (collectively, the "Decora Products");

               ii. all shipping containers, packaging, pallets, and related equipment now or hereafter delivered or provided by or on behalf of DECORA in connection with any Decora Products (collectively, the "Decora Storage Materials");

               iii. all accounts receivable arising or otherwise resulting from the sale, exchange, collection, transfer, or other disposition of any Decora Products, Decora Storage Materials, or Decora Documents (as defined below), whether such accounts receivable now exist or hereafter are acquired or come into existence (collectively, the "Decora-Owned Accounts"); and

               iv. all general intangibles, chattel paper, instruments, documents and documents of title relating or pertaining to any of the Decora Products, Decora Storage Materials, or Decora-Owned Accounts, including, but not limited to, all bills of lading, dock warrants, dock receipts, warehouse receipts, orders for delivery of goods, and any other document that in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers (whether or not such document is negotiable), whether the foregoing now exist or hereafter are acquired or come into existence (collectively, the "Decora Documents").

        c. For the purposes of this Agreement, "Bailed Proceeds" means all tangible or intangible property and all property interests received, arising from, or otherwise resulting from the sale, exchange, collection, transfer, or other disposition by any person (with or without the prior consent or direction of DECORA) of any Collateral (including any proceeds thereof), regardless of the form or nature of such tangible or intangible property or of such property interests (and further including, but not limited to, all "proceeds" as defined in Ohio Rev. Code ss. 1309.25(A), all collections of any Decora-Owned Accounts, and all proceeds of insurance), and regardless of whether such tangible or intangible property or property interests now exist or hereafter are acquired or come into existence.

        d.     For the purposes of this Agreement, "Obligations" means:

               i. any and all existing and future debts, liabilities and obligations of CONTRACTOR to or in favor of DECORA, whether matured or unmatured, direct or indirect, absolute or contingent, or joint or several, including, but not limited to, the obligation to pay DECORA (A) for the wholesale list price of all Collateral, the actual possession of which CONTRACTOR has not surrendered or does not surrender to DECORA, and (B) any amounts owed to Decora under this Agreement. (On or prior to the date of this Agreement, DECORA delivered to CONTRACTOR a current wholesale price list for all Products, which may be amended or updated by DECORA from time to time, without notice to CONTRACTOR, if and as such prices hereafter change.);

               ii. any liabilities of CONTRACTOR to others which DECORA may obtain by assignment or otherwise; and

               iii. any and all reasonable costs and expenses (which costs and expenses include, but are not limited to, all fees, costs, charges, liabilities, and expenses, reasonable in-house and outside-retained attorneys' fees and expenses, fees and expenses of expert witnesses, other legal expenses, accountants' or other financial professionals' or auditors' fees and expenses to audit, analyze, otherwise examine, or prepare any summaries or reports concerning the Collateral or to report to DECORA regarding any such matters), now or hereafter incurred by, imposed upon, or asserted against DECORA (A) to obtain payment, performance, and observance of any and all of such obligations by CONTRACTOR, (B) to obtain, preserve, perfect, or enforce any security interest or lien relating to CONTRACTOR or the Collateral, (C) to appear in, participate in, and otherwise exercise, protect or defend any of DECORA'S rights and remedies in connection with the Collateral in any action or proceeding of any kind or description (including in any bankruptcy or insolvency case or proceeding) that is threatened by or against, or that is initiated by or against, CONTRACTOR or DECORA, or any other person, (D) to maintain, inspect, insure, operate, use, audit, appraise, collect, preserve, protect, repossess, sell, lease, or dispose of any of the Collateral, or (E) that are incidental or related to any of (A) through (D).

        e. For purposes of this Section 22, an "Event of Default" shall exist if any of the following occurs:

               i. CONTRACTOR commits a material breach of this Agreement, and (i) such breach is not cured to DECORA'S reasonable satisfaction within the applicable period (if any) for which this Agreement provides to effect such cure, (ii) if the Agreement does not provide any such period within to effect such cure, then immediately upon the occurrence of such material breach by CONTRACTOR;

               ii. CONTRACTOR fails to surrender actual possession of all Collateral to DECORA upon the date the Agreement expires or terminates; or

               iii. If any material "event of default" (however there defined) occurs under any agreement as to which the holder of such agreement (or its assignee or designee) holds or purports to hold a lien, claim, security interest, or encumbrance of any kind or description on all or substantially all of CONTRACTOR'S inventory, accounts receivable, general intangibles, equipment, documents, instruments, or proceeds of any of the foregoing, and such event of default is not waived by such holder or is not cured within the applicable period (if any) for which such agreement provides within which to effect such cure.

22.2    Title.

        a.     Title Remains in DECORA.

        During and after the Term of this Agreement, all Collateral is, shall be, and shall remain the sole property of DECORA.

        b.     No Rights or Interests of CONTRACTOR in Any Collateral.

        The Parties acknowledge that neither intends, by entering into this Agreement, by performing this Agreement, or otherwise, to create any interest in any Collateral in favor of CONTRACTOR, that the Collateral is and is intended to remain at all times the property of DECORA, and that CONTRACTOR shall have no control or dominion over the Collateral except to hold the Decora Products and Decora Storage Materials as a warehouseman and bailee, strictly and solely in accordance with the terms of this Agreement, and to surrender or deliver such Decora Products and Decora Storage Materials as directed by DECORA.

22.3    Protective Security Interest to DECORA.

        Without limiting, waiving, or otherwise affecting Section 22.2, and to protect DECORA in the event that (notwithstanding the Parties' clear intention that CONTRACTOR receive no transferable or other interest in the Collateral under this Agreement and that Contractor shall act, with respect to the Decora Products and Decora Storage Materials, only as a warehouseman and bailee) any judicial or administrative body having jurisdiction over the Parties or the Collateral shall hold or find that CONTRACTOR has a transferable or other interest in any of the Collateral, effective on the date of this Agreement:

        a. CONTRACTOR hereby grants to DECORA a lien and security interest in and to all of the Collateral, wherever now or hereafter located, and whether such Collateral now exists or hereafter arises or comes into existence. The Collateral shall secure any and all Obligations of CONTRACTOR to DECORA, whether now existing or hereafter arising.

        b. If an Event of Default occurs, CONTRACTOR hereby irrevocably appoints DECORA as its true and lawful attorney with power substitution in its name or otherwise for DECORA'S sole use and benefit, but at CONTRACTOR'S cost and expense, to exercise at any time, and from time to time, all or any of the following powers with respect to all or any accounts receivable that constitute part of the Collateral:

               i. demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

               ii. to receive, take, endorse, assign and deliver any and all checks, notes, drafts, documents and other negotiable and non-negotiable instruments and chattel paper taken or received by DECORA in connection therewith;

               iii. to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

               iv. (without waiving DECORA'S position that DECORA is the owner thereof) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or products thereof, as fully and effectually as if DECORA were the absolute owner thereof;

               v. to extend the time of payment of any or all thereof and to make any allowance or other adjustments with reference thereto;

               vi. To send requests for verification of accounts receivable (that constitute part of the Collateral) and to do all things necessary to carry out this Agreement; provided, however, that the exercise by DECORA of or failure to exercise any such authority shall in no manner affect CONTRACTOR'S liability to DECORA hereunder and under any other agreements between them that now or hereafter may exist, that DECORA shall be under no obligation or duty to exercise any of the powers hereby conferred on it and it shall be without liability for any act or failure to act in connection with the collection of, or the preservation of, any rights under any one or more of such accounts receivable. DECORA shall not be bound to take any steps necessary to preserve rights in any instrument, document, or chattel paper against prior parties.

        c. In addition, DECORA shall have all of the rights and remedies of a secured party under the Uniform Commercial Code (whether or not the Uniform Commercial Code is then in affect in the jurisdiction where such rights and remedies may be asserted). Without limiting the foregoing, CONTRACTOR shall, at the request of DECORA, assemble the Collateral at such place or places as DECORA may designate. In addition, CONTRACTOR shall provide access to its business premises (including, but not limited to, the DESIGNATED LOCATIONS) for DECORA, its agents or designees, for the purposes of assembling, removing, or selling or otherwise deposing of any Collateral. The expenses of pursuing, searching for, retaking, receiving, holding, storing, safeguarding, insuring, accounting for, advertising, preparing for sale, lease, or other disposition, selling, leasing, or otherwise disposing of such Collateral, and any other or similar actions DECORA may undertake, plus DECORA'S reasonable attorney's fees and expenses, fees for certified public accountants, fees for auctioneers, fees for brokers and appraisers, fees for security guards, fees for hazard or other insurance premiums, and other costs or disbursements whatsoever, that are incurred by or contracted for by DECORA in connection with such actions as against the Collateral (including any of the foregoing incurred or contracted for by DECORA in connection with any bankruptcy or insolvency proceeding involving or affecting CONTRACTOR) shall be part of the Obligations and shall be chargeable to the Collateral and to the CONTRACTOR.

XXIII.  MISCELLANEOUS

23.1    Binding Effect and Assignments.

        This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns. Neither Party may assign this Agreement, in whole or in part, or any interest arising under this Agreement, without the prior written consent of the other Party; and any attempted assignment in violation hereof shall be null and void and of no effect.

23.2    Year 2000 Compliance.

        Each of CONTRACTOR and DECORA represents and warrants to one another that it is Year 2000 Compliant and that no Year 2000 Problem attributable to the CONTRACTOR or DECORA will arise that will interfere with CONTRACTOR'S or DECORA'S performance under this Agreement. Each of CONTRACTOR and DECORA covenants and agrees to remain Year 2000 Compliant during the Term of the Agreement, including, but not limited to, with respect to any computer programs or software that it obtains or uses in connection with the performance of its obligations under this Agreement. Each of CONTRACTOR and DECORA further covenants and agrees that it shall request, from those of its suppliers whose performance may materially affect CONTRACTOR'S or DECORA'S performance under this Agreement, that each such supplier be Year 2000 Compliant with respect to such supplier's performance. CONTRACTOR and DECORA shall use reasonable commercial efforts to cooperate and share information to further comply with this Section, and to minimize the impact of any Year 2000 Problem on performance of this Agreement. CONTRACTOR shall inform DECORA, and DECORA shall inform CONTRACTOR, of any circumstance indicating a possible obstacle to such compliance, and the steps CONTRACTOR or DECORA, as the case may be, has undertaken or will undertake to avoid or overcome such obstacle. For purposes of this Agreement, "Year 2000 Compliant" means that the information technology that CONTRACTOR or DECORA uses or will use accurately processes date/time data (including, but not limited to calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, and the years 1999 and 2000 and leap year calculations, including to the extent that other information technology, used in combination with the information technology being used or being acquired, properly exchanges date/time data with it. For purposes of this Agreement, a "Year 2000 Problem" means a problem arising from the failure to be Year 2000 Compliant, including date/handling problems relating to the Year 2000 date change that could or would cause a computer system, software or equipment to fail to accurately process date/time data for the dates within and between the 20th and 21st centuries and all other centuries.

23.3    Force Majeure.

        A Party shall be excused from its obligations hereunder if its performance is prevented or delayed by any cause or event beyond its reasonable control. Without limiting the generality of the foregoing, such causes or events shall include, but shall not be limited to: flood, storm, earthquake or any other act of God; war, riot, insurrection, or act of the public enemy; authority of law; fire; explosion; lockout, strike; or labor action; embargo, accident or derailment, the obligations of the Parties (other than payment) shall be suspended for the duration of such force majeure cause or event. The Party claiming a force majeure cause or event will notify the other Party as soon as practicable regarding the existence, nature and approximate duration of the force majeure cause or event, and will promptly give further notice when the force majeure cause or event ceases; whereupon its duty to perform shall resume.

23.4    Applicable Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio and the U.S.A. applicable to contracts entered into and fully performed within said State, notwithstanding any choice of law rule to the contrary.

23.5    Merger and Amendments.

        This Agreement, attached Schedules A, B, C, and D, and attached Exhibits constitute the entire understanding and agreement between the Parties. All prior understandings and agreements are merged into or superseded by this Agreement and the attached Schedules and Exhibits. No modification to this Agreement, Schedules, or Exhibits shall be binding upon any Party unless reduced to a writing, which is signed by both Parties.

23.6    Printed Forms.

        Any standard printed purchase order or acknowledgment forms utilized are for the convenience of the Parties. The terms and conditions of this Agreement shall govern such forms; and no additional or different terms and conditions contained on such printed forms shall be construed to constitute a modification of this Agreement.

23.7    Even Handed Construction.

        The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation; and it is the intention of the Parties that its terms and conditions not be construed against any Party merely because it was prepared by one of the Parties.

23.8    Headings.

        The headings and sub-headings used in this Agreement are for convenience only and have no legal significance in the construction, interpretation or operation of this Agreement.

23.9    Counterparts.

        This Agreement may be signed in counterparts. Each counterpart will be considered an original; and all counterparts together constitute one document and one agreement.

23.10   No Waiver.

        The failure of either Party to enforce any provision of this Agreement or to exercise any right or to prosecute any default shall not be considered a waiver of that provision or right nor bar prosecution of that default.

23.11   Application.

        This Agreement shall apply separately and individually to each DESIGNATED LOCATION operated by CONTRACTOR. All Appendices, Exhibits and Schedules appended to this Agreement, and any revisions to those Appendices, Exhibits and Schedules which have mutually been approved by DECORA and CONTRACTOR, shall be subject to the terms of this Agreement. In the event of a conflict between this Agreement and any Appendices, Exhibit or Schedule, the terms and conditions of this Agreement shall govern.

23.12   Additional Definitions.

        Terms that are defined herein shall have such meanings throughout this Agreement and in all Appendices, Exhibits, and Schedules hereto. Capitalized terms that are not defined in this Agreement, but that are defined in Schedule A hereto, shall have such meanings throughout this Agreement and in all Appendices, Exhibits, and Schedules hereto. In the event a capitalized term is defined in this Agreement and in one or more of the Appendices, Exhibits, and Schedules hereto, and such definitions are inconsistent, the definition in this Agreement shall govern.

23.13   Bankruptcy.

        a. The Parties acknowledge that this Agreement is an executory contract, within the meaning of Section 365 of the Title 11 of the United States Code (the "Bankruptcy Code"), and that the obligations to be performed by each Party hereunder are essential to the other Party's ability to continue to operate its business. Accordingly, each Party agrees that, if it becomes the subject of a case under chapter 11 of the Bankruptcy Code, then, within 30 days after the date upon which a petition is filed with respect to it under chapter 11 of the Bankruptcy Code (the "Petition Date"), it (i) shall obtain entry of an order of the court having jurisdiction in its Chapter 11 case (the "Bankruptcy Court") authorizing and directing it to assume this Agreement pursuant to such Section 365, and (ii) shall assume the Agreement pursuant to, and in conformity with all requirements of, Section 365 (including, but not limited to, curing at the time of such assumption any defaults then existing under this Agreement and providing adequate assurance of its future performance hereunder).

        b. Inasmuch as both Parties acknowledge that the obligations to be performed by each Party hereunder are essential to the other Party's ability to continue to operate its business, such that time is of the essence, each of the Parties covenants and agrees that, if it becomes the subject of the case under Chapter 11 of the Bankruptcy Code:

               i. it shall not assert or request any other persons to assert that the automatic stay provided by Section 362 of the Bankruptcy Code operates or may be interposed to stay, preclude, condition, reduce, inhibit, or otherwise affect the ability of the other Party that is not the subject of such case under Chapter 11 of the Bankruptcy Code (the "Non-Debtor Party") to enforce any rights it has or may have by virtue of this Agreement (except the right to terminate the Agreement pursuant to Section 12.4(a)(i) above, due solely to the commencement of the chapter 11 case, to the extent termination for that reason then is precluded by Section 365(e) of the Bankruptcy Code);

               ii. on and after the Petition Date, it shall continue to perform in accordance with, and to fulfill all duties and obligations it has under, the Agreement, including prior to entry of any order of the Bankruptcy Court in its chapter 11 case authorizing the assumption of the Agreement; and

               iii. if it (A) fails to take prompt action necessary to fulfill the covenants in Section 23.13(a), (B) fails to obtain entry of an order granting the relief specified in Section 23.13(a) within thirty (30) days after the Petition Date, (C) cannot or does not assume this Agreement pursuant to, and in conformity with all requirements of, Section 365 of the Bankruptcy Code within thirty (30) days after the Petition Date, or (D) fails to comply with Sections 23.13(a), 23.13(b)(i) or 23.13(b)(ii), then such shall constitute adequate and sufficient "cause" to grant relief from, or otherwise to terminate, the automatic stay of Section 362 of the Bankruptcy Code as to the Non-Debtor Party.

        c.     The waivers and agreements of the Parties contained in this
Section 23.13 are a material inducement to each Party's willingness to enter into this Agreement.

        IN WITNESS WHEREOF, DECORA and CONTRACTOR have caused this Agreement to be executed by their respective duly authorized representatives.

DECORA, INCORPORATED                    FEDERAL WHOLESALE GROUP, INC.



By:                                     By:
    -------------------------------         ----------------------------------
    Timothy Burditt,                        Thomas P. Bianco,
        its Chief Financial Officer             its President

Date:                                   Date:
    -------------------------------         ----------------------------------